SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

HAROLD’S STORES, INC.
(Name of Registrant as Specified in its Charter)

 NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if Other Than Registrant)

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☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)           Title of each class securities to which transaction applies:_________________.

2)           Aggregate number of securities to which transaction applies:________________.

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_______.

4)           Proposed maximum aggregate value of transaction:_______________.

5)           Total fee paid:________________.

☐           Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and  identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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2)           Form, Schedule or Registration Statement No:_________________.

3)           Filing Party:_____________________.

4)           Date filed:_______________________.

[INSERT LETTERHEAD]

Dear Harold’s Shareholder:

On behalf of the Board of Directors and management of Harold’s Stores, Inc., I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders.  The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 9:00 a.m., local time, on _____, _______, 2007.  A copy of our Annual Report to Shareholders for the year 2006 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company’s business, as well as a discussion period during which you will be able to ask questions.

As you will note, one of the matters to be considered at the meeting is a proposed “deregistration transaction” which will enable us to achieve significant financial savings by no longer being a reporting company under the Securities Exchange Act of 1934.  Our Board and members of the Audit Committee, acting in the role of an independent Special Committee, have spent significant time analyzing this transaction and the Board believes it is in the best interest of the shareholders for the reasons outlined in the enclosed proxy statement.

Whether or not you plan to attend in person, please mark your proxy in the space provided.  It is important that your shares be represented by a proxy, even if you cannot be present.  Take a moment now to sign, date and return your proxy in the envelope provided.  If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year’s Annual Meeting.

Sincerely,

Ron Staffieri
Chief Executive Officer

HAROLD’S STORES, INC.
5919 MAPLE AVENUE
DALLAS, TEXAS  75235 (214) 366-0600

HAROLD’S STORES, INC.
5919 Maple Avenue
Dallas, Texas  75235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON _______, 2007

TO OUR SHAREHOLDERS:

The 2007 Annual Meeting of Shareholders of Harold’s Stores, Inc. (the “Company”) will be held at the Company’s corporate office located at 5919 Maple Avenue, Dallas, Texas on _______, ______, 2007, at 9:00 a.m., local time, for the following purposes:

1.
To approve and adopt two separate amendments to our Certificate of Incorporation to effect a reverse stock split of all of our shares of Common Stock (the “Reverse Stock Split”) immediately followed by a forward stock split of all of our shares of Common Stock (the “Forward Stock Split”).  We refer to the Reverse Stock Split, the Forward Stock Split and any cash payments due for fractional shares, collectively, as the “Reverse/Forward Stock Split.”  Shares that are owned by any shareholder who owns less than 1,000 shares of Common Stock would be converted into the right to receive a cash payment for such shares in an amount equal to $0.30 per share.  The purpose of the Reverse/Forward Stock Split is to cause our Common Stock to no longer be registered under the Securities Exchange Act of 1934 (the “Deregistration Transaction”).

2.	To elect seven (7) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

3.
To approve and adopt an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 shares to 150,000,000 shares and to increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 shares to 2,000,000 shares.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Amended Series 2001-A, Series 2002-A, Series 2003-A, Series 2006-A and Series 2007-A Preferred Stock at the close of business on ______, 2007 are entitled to notice of, and to vote at, the Annual Meeting.  A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

JODI L. TAYLOR
Secretary

DATED: ______, 2007

HAROLD’S STORES, INC.
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
______, 2007

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TABLE OF CONTENTS

Description	Page
Corporate Governance and Communications with the Board of Directors	51
Committees	52
Compensation Committee Interlocks and Insider Participation	53
Report of the Audit Committee	54
Audit and Other Fees	55
Director Compensation	55
PROPOSAL 3: PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK	55
General	55
Reasons for Shareholder Approval	55
Vote Required	56
EXECUTIVE COMPENSATION AND OTHER INFORMATION	56
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	56
VOTING AT ANNUAL MEETING	56
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57
PROPOSALS OF SHAREHOLDERS AND NOMINATIONS	58
OTHER MATTERS	58
Appendix A: Proposed Amendments to Effect the Reverse Stock Split and the Forward Stock Split	A-1
Appendix B: Fairness Opinion of Southwest Securities, Inc.	B-1
Appendix C: Proposed Amendments to Increase the Authorized Shares of Common and Preferred Stock	C-1

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The following information is furnished in connection with the 2007 Annual Meeting of Shareholders of Harold’s Stores, Inc., an Oklahoma corporation (the “Company”), which will be held on _____, ______, 2007, at 9:00 a.m., local time, at the Company’s offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about _____, 2007, to the holders of record of Common Stock and Preferred Stock as of the record date.

THE REVERSE/FORWARD STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SHAREHOLDERS ENTITLED TO VOTE
The record date for determining holders of Common Stock and Amended Series 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on _____, 2007. On that date, there were 6,223,508 outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), 342,653 shares of Amended Series 2001-A Preferred Stock (“2001-A Preferred Stock”), 231,550 shares of Series 2002-A Preferred Stock (“2002-A Preferred Stock”), 56,742 shares of Series 2003-A Preferred Stock (“2003-A Preferred Stock”), 25,000 shares of Series 2006-A Preferred Stock (“2006-A Preferred Stock”), and 2,000 shares of Series 2007-A Preferred Stock (“2007-A Preferred Stock”) outstanding and entitled to vote at the Annual Meeting.  We refer to the various series of preferred stock that are issued and outstanding collectively as “Issued and Outstanding Preferred Stock.”

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of Issued and Outstanding Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and Issued and Outstanding Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of Issued and Outstanding Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such Issued and Outstanding Preferred Stock could be converted as of the record date.  As of the record date these series were convertible into shares of Common Stock as follows:

Series	Shares of Common Stock
2001-A Preferred Stock	5,146,251
2002-A Preferred Stock	1,979,079
2003-A Preferred Stock	4,855,682
2006-A Preferred Stock	3,731,343
2007-A Preferred Stock	8,485,363

Substantially all of the Issued and Outstanding Preferred Stock is beneficially owned, individually or through wholly or jointly owned entities by W. Howard Lester, a former director of the Company, and Ronald de Waal, who began investing in the Company in 2001.  Since 2001, these individuals have invested $18.8 million to acquire the Issued and Outstanding Preferred Stock and have also loaned the Company $18.8 million and provided a deposit of $600,000 to secure letters of credit.  Holders of shares of Issued and Outstanding Preferred Stock are entitled to vote on an as-converted basis on all matters.  Therefore, these individuals have control of the Company and are referred to as the “Controlling Shareholders.”  The Controlling Shareholders have sufficient votes to approve the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the election of all of the seven directors and the proposed amendment to the Certificate of Incorporation to increase the authorized shares of Common and Preferred Stock, subject to the separate required approval of the holders of a majority of the outstanding Common Stock voting as a class with respect to the proposed amendment to the Certificate of Incorporation to increase the authorized shares of Common and Preferred Stock.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

SOLICITATION OF PROXIES
The enclosed proxy for the Annual Meeting is being solicited by the Company’s Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby.  The cost of the solicitation of proxies in the enclosed form will be borne by the Company.  In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions.  Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies.  The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the adoption of the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split, FOR the election of the director nominees, and FOR the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock.  As to any other matters that may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy.  Written revocations and later dated proxies should be sent to Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL AND QUARTERLY REPORTS
The Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A (the “Annual Report”), covering the fiscal year ended February 3, 2007, including audited financial statements, is enclosed.  Items 10, 11, 12, 13 and 14 of Part III and Item 15 of Part IV of the Annual Report are referenced in, and are a part of, this Proxy Statement.

The Company’s Quarterly Report to the Securities and Exchange Commission on Form 10-Q (the “Quarterly Report”), covering the fiscal quarter ended August 4, 2007, including unaudited financial statements, is enclosed.  Item 1 of Part I of the Quarterly Report is referenced in, and is a part of, this Proxy Statement.

PROPOSAL 1:

AMENDMENTS TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE/FORWARD STOCK SPLIT – THE DEREGISTRATION TRANSACTION

GENERAL
The Board has authorized, and recommends for your approval a 1-for-1,000 reverse stock split of our Common Stock.  Pursuant to the Reverse Stock Split, every 1,000 shares of Common Stock (the “Minimum Number”) owned by a shareholder at the effective time of the Reverse Stock Split will be converted into one share of Common Stock.  The Board has also authorized, and recommends for your approval a 1,000-for-1 forward stock split of our Common Stock.  Pursuant to the Forward Stock Split, which is to immediately follow the Reverse Stock Split each share of Common Stock outstanding upon consummation of the Reverse Stock Split will be converted into 1,000 shares of Common Stock.  Each shareholder who owns fewer than the Minimum Number of shares of Common Stock at the effective time of the Reverse Stock Split (also referred to as a “Cashed-Out Shareholder”) will receive a cash payment instead of a fractional share, as permitted under Oklahoma law, of $0.30 per share.  This cash payment will be paid as described under “Special Factors – Fairness Determination by the Company and the Filing Persons” below.  Immediately following the Reverse Stock Split, all holders of shares of Common Stock who are not Cashed-Out Shareholders will receive 1,000 shares of Common Stock for every one share of Common Stock they held following the Reverse Stock Split, so they will own the same number of shares as they owned immediately preceding the Reverse/Forward Stock Split.  The Board has expressly conditioned the consummation of the Reverse Stock Split on the shareholders’ approval of the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the shareholders’ approval of the Reverse Stock Split.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

If the shareholders approve the Reverse/Forward Stock Split, the Reverse/Forward Stock Split would be consummated upon the filing of two separate amendments to our Certificate of Incorporation with the Secretary of State of the State of Oklahoma (the “Effective Date”) on a date after the Annual Meeting as determined by the Board of Directors.  The forms of proposed Amendment to the Certificate of Incorporation necessary to effect the Reverse/Forward Stock Split are attached to this Proxy Statement as Appendix A. The Reverse Stock Split is expected to occur at 5:00 p.m. (central time) on the Effective Date, and the Forward Stock Split is expected to occur at 5:01 p.m. (central time) on the Effective Date.

The Reverse/Forward Stock Split is intended to treat shareholders holding Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as shareholders of record.  Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders, and the information provided in this Proxy Statement assumes nominees will act pursuant to instructions received from us.  However, nominees may have different procedures, and to the extent a shareholder holds shares in “street name” through a nominee, the shareholder should contact his nominee to determine the effect of the Reverse/Forward Stock Split on the shareholder.

After the Reverse Stock Split, Cashed-Out Shareholders will have no further interest in us with respect to their cashed-out shares.  These shares will no longer entitle a Cashed-Out Shareholder to the right to vote as a shareholder or share in our assets, earnings, or profits or in any dividends paid after the Reverse Stock Split.  In other words, a Cashed-Out Shareholder will no longer hold the cashed-out shares and will have only the right to receive cash for these shares.  In addition, Cashed-Out Shareholders will not be entitled to receive interest with respect to the period of time between the Effective Date and the date they receive payment for the cashed-out shares.  The Board believes that the Reverse/Forward Split and

Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

SUMMARY TERM SHEET
This summary highlights selected information from this Proxy Statement regarding the Reverse/Forward Stock Split and may not contain all information relevant to each shareholder.  For a more complete description of the terms and conditions of Reverse/Forward Stock Split and its effects, each shareholder should carefully read this entire document, the attachments, and any other documents to which this Proxy Statement refers.

What are the purposes of and reasons for the Reverse/Forward Stock Split?
The principal purpose of the Reverse/Forward Stock Split is to reduce the number of shareholders of record of our Common Stock below 300, which will enable the Company to terminate the registration of its Common Stock under Section 12(g) and to suspend its filing obligations under Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Deregistration Transaction”).  After we terminate our registration under the Exchange Act, we will no longer be classified as a public reporting company.

The following are the principal reasons considered by our Board in pursuing the Deregistration Transaction:

•
One of the primary benefits of being a public reporting company is access to capital markets to finance the company’s operations.  In light of our recent financial performance, the nominal price of our Common Stock and the limited trading activity in shares of our Common Stock, our Board believes that the Company cannot reasonably expect to access the public capital markets to finance its operations.  Therefore, the Company and our shareholders receive little financial benefit from being a public reporting company.  The Board believes that it is in the Company’s and our shareholders’ best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. Our Board considered the following cost savings that we expect to realize as a result of Exchange Act deregistration and the suspension of our reporting obligations under the Exchange Act:

•
We retain an Independent Registered Public Accounting Firm to conduct the required quarterly reviews and year-end audit. We intend to continue annual audits and eliminate quarterly reviews, which will no longer be required.  We estimate that our normal annual independent accounting costs would be reduced by approximately $70,000 following the Deregistration Transaction.

•
We estimate that the aggregate internal and external costs to comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) would be approximately $400,000 on a one-time basis with ongoing annual internal and external costs of approximately $320,000.  Approval of the Deregistration Transaction will enable us to avoid these costs.

•
We estimate that, as a result of being registered, our annual legal expense necessary to comply with our Exchange Act obligations, including review of Exchange Act periodic reporting and proxy statements and assistance with insider reports required by Section 16 of the Exchange Act is approximately $20,000. This legal expense would not be incurred following the termination of our registration.

•
We believe that a savings of approximately $20,000 per year will be realized, post deregistration, due to a reduction in mailing, printing, meeting venue, communication, postage and other related administrative costs necessary to meet our obligations to our shareholders as a publicly traded company.

•
We expend considerable time and manpower to accommodate the quarterly and annual filings required by registered companies, as well as incidental shareholder maintenance activities. If the Company is no longer a reporting company, we expect this time and manpower will be redirected to activities that may be more beneficial to the Company in its efforts to improve financial performance.  The Company is unable to quantify the benefit of this human resource reallocation.

•
In light of the fact that we have not been able to realize many of the benefits associated with being a publicly traded company, such as enhanced shareholder value and access to capital markets, due to our poor financial performance and the limited liquidity and low market price of our Common Stock, the Board believes that the Deregistration Transaction is in the best interests of the Company and its shareholders.  Because the Company will begin incurring costs associated with SOX 404 compliance prior to year-end, the Board believes that completing the Deregistration Transaction prior to incurring such costs is also in the best interests of the Company and its shareholders.

See “Special Factors – Purposes of and Reasons for the Reverse/Forward Stock Split.”

What are the effects of the Reverse/Forward Stock Split on the Company?
Pursuant to the Reverse Stock Split, the number of our issued and outstanding shares of Common Stock will be reduced from 6,223,508 to approximately 6,039,114, and holders of Common Stock owning less than 1,000 shares will receive cash for their fractional shares. The percentage ownership of the Company held by the remaining holders of shares of Common Stock following the Reverse/Forward Stock Split will increase on a proportionate basis (by approximately 2.96%) as a result of the elimination of fractional shares.

In addition, after the Deregistration Transaction, we will no longer prepare and file quarterly, annual, and other reports and proxy statements with the Securities and Exchange Commission (the “SEC”).  Also, after terminating our registration under the Exchange Act, we will not be eligible for future quotation or listing on any stock exchange or organized market other than the pink sheets, as described in more detail below.  For our Common Stock to be quoted in the pink sheets (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that we comply with the minimum information requirements of Rule 15c2-11 under the Exchange Act.  However, the minimum information requirements of Rule 15c2-11 is significantly less than the information the Company is currently required to provide to the SEC. To meet these requirements, we intend to continue to issue annual reports with audited financial statements, quarterly reports with financial statements prepared according to GAAP and any other information necessary for the trading of our Common Stock in the pink sheets.  Some examples of information the Company will no longer provide includes extensive disclosure about the nature of the Company’s business, significant discussion and analysis by the Company’s management of such business or disclosure regarding compensation paid to our executive officers as is currently required by the SEC.  In addition to distributing less information about the Company, we may change, at any time, the information we distribute or otherwise make available.  The estimated costs to comply with Rule 15c2-11 have not been excluded from the expected savings to the Company as a result of not being required to file reports with the SEC as discussed in “What are the purposes of and reasons for the Reverse/Forward Stock Split.”

See “Special Factors – Certain Effects of the Reverse/Forward Stock Split,” “Special Factors – Effects of the Reverse/Forward Stock Split on Cashed-Out Shareholders” and “Special Factors – Effects of the Reverse/Forward Stock Split on Remaining Shareholders.”

What are the effects of the Reverse/Forward Stock Split on those shareholders holding less than 1,000 shares of Common Stock at the time of the Reverse Stock Split?
Shareholders holding less than 1,000 shares of our Common Stock at the effective time of the Reverse Stock Split will be entitled to receive a cash payment from the Company equal to $0.30 per share. Such shareholders will no longer have any equity interest in the Company and therefore will not have the right to vote as a shareholder or share in our assets, earnings, or profits or in any dividends paid after the Reverse Stock Split.

The Reverse/Forward Stock Split is intended to treat shareholders holding Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as shareholders of record.  Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders, and the information provided in this Proxy Statement assumes nominees will act pursuant to instructions received from us.  However, nominees may have different procedures, and to the extent a shareholder holds shares in “street name” through a nominee, the shareholder should contact his nominee to determine the effect of the Reverse/Forward Stock Split on the shareholder.

See “Special Factors – Effects of the Reverse Stock Split on Cashed-Out Shareholders.”

What are the effects of the Reverse/Forward Stock Split on those shareholders holding 1,000 or more shares of Common Stock?
Shareholders holding 1,000 shares or more of our Common Stock at the effective time of the Reverse/Forward Stock Split will continue to be a shareholder of the Company following the Reverse/Forward Stock Split.  Such shareholders will continue to own the same number of shares as they owned immediately preceding the Reverse/Forward Stock Split.  Despite the fact that the number of shares held by them has not changed, remaining shareholders will have an increased ownership percentage in the Company as a result of the Reverse/Forward Stock Split because fractional shares resulting from the Reverse Stock Split will be re-purchased by the Company.

See “Special Factors – Effects of the Reverse/Forward Stock Split on Remaining Shareholders.”

How does the Board of Directors recommend that the shareholders vote?
All of the members of our Board, with the exception of Robert Anderson who abstained from voting, approved the Reverse/Forward Stock Split.  Mr. Anderson recused himself from the vote of the Board approving the Reverse/Forward Stock Split due to a potential conflict of interest as a result of Mr. Anderson’s employment by a privately-held entity which is 100% owned by Ronald de Waal who is one of our Controlling Shareholders.  Mr. Anderson primarily serves in the capacity of President of Ronus, Inc., a business of Mr. de Waal’s that owns, manages and develops real estate property in the United States.

The Board therefore recommends that our shareholders vote “FOR” the approval of the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split. Shareholders, however, should note that all of our directors who own shares of our Common Stock own more than

1,000 shares and will thus remain shareholders after the Reverse/Forward Stock Split. No director, executive officer or Controlling Shareholder will receive cash pursuant to the Reverse/Forward Stock Split.  Additionally, because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

The Board and the Special Committee gave consideration to the fact that no affiliated shareholder will be  a Cashed-Out Shareholder because each affiliated shareholder owns more than 1,000 shares of Common Stock.  Despite this effect, the Reverse/Forward Stock Split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders.  Because some unaffiliated shareholders will remain shareholders after the Reverse/Forward Stock Split, the Board and Special Committee determined that the Reverse/Forward Stock Split affects all of our common shareholders in the same manner.

Who is a Filing Person?
For the purposes of this Proxy Statement, Filing Persons are those individuals and entities required to provide certain disclosures to our shareholders in order for the Company to effect the Reverse/Forward Stock Split and Deregistration Transaction.  In addition to the Company, the Filing Persons are each director and executive officer of the Company, any shareholder who controls the Company, and each director and executive officer of any corporation that is a controlling shareholder of the Company.

See “Special Factors – Fairness Determination by the Company and the Filing Persons” and “Information About the Company – The Filing Persons of the Company.”

Do the Board of Directors and the Filing Persons believe that the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to Cashed-Out Shareholders and the Remaining Shareholders?
Yes.  Our Board appointed the members of the Audit Committee to act as a special committee of independent directors (“Special Committee”) to consider the fairness of the Reverse/Forward Stock Split and Deregistration Transaction and make a recommendation to the Board regarding the fairness of the transactions.  The Board authorized the Special Committee to engage independent counsel and obtain a fairness opinion addressing the terms of the Reverse/Forward Stock Split. The Special Committee engaged Derrick & Briggs, LLP, of Oklahoma City, Oklahoma (“Derrick & Briggs”), as its independent counsel and Southwest Securities, Inc. (“Southwest Securities”) as its financial advisor.  After extensive analysis with the assistance of these advisors, including a fairness opinion from Southwest Securities, the Special Committee determined that the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.  In reaching its conclusion, the Special Committee considered and made its recommendation based on, among other things:

•
The analysis provided by Southwest Securities in its report and opinion addressing the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and the advice and counsel of Derrick & Briggs;

•	The independence of the Special Committee and its legal and financial advisors;

•	All remaining shareholders after the Reverse/Forward Split and Deregistration Transaction, which includes both affiliated and unaffiliated shareholders, are treated in the same manner;

•	The consideration being paid to Cashed-Out Shareholders is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders;

•	The absence of any material increase in ownership of shares of Common Stock by our affiliated shareholders;

•
The Company’s recent declining operating and financial performance as described below under the heading “What is our current financial condition and what are our financial and business prospects?” has resulted in the Common Stock being traded at penny stock levels with weak volume and therefore, the Company and its shareholders receive little benefit by being a public, reporting company;

•	The expected cost savings from no longer being a public reporting company; and

•
All of the other matters discussed in “General Information About the Reverse/Forward Stock Split – Introduction,” “General Information About the Reverse/Forward Stock Split – Background,” “Special Factors – Reasons for the Reverse/Forward Stock Split,” and “Special Factors – Fairness Determination by the Company and the Filing Persons.”

Based upon the analysis and recommendation of the Special Committee, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt the analysis and conclusions of the Special Committee that the terms of the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

In forming its position regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction, each of the Filing Persons has relied upon analysis of the Special Committee (as adopted by our Board) and has adopted the analysis and conclusions of the Special Committee. Based on those factors, each of the Filing Persons believes that the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

What is our current financial condition and what are our financial and business prospects?
The following table summarizes certain historical financial information, which should be read in conjunction with the financial statements included in the Company’s Annual Report and Quarterly Report that are enclosed with this Proxy Statement:

Summarized Financial Information for Harold’s Stores, Inc. (In thousands, except per share data)
	Fiscal Quarter Ended August 4, 2007	Fiscal Year Ended Feb. 3, 2007	Fiscal Year Ended Jan. 28, 2006	Fiscal Year Ended Jan. 29, 2005	Fiscal Year Ended Jan. 31, 2004	Fiscal Year Ended Feb. 1, 2003
Sales	39,960	86,328	88,247	89,357	91,683	89,781
Net Income (Loss)	(5,266)	(11,230)	(5,980)	95	(5,671)	(12,789)
Net loss applicable to common stockholders	(6,215)	(11,600)	(7,490)	(1,406)	(6,977)	(16,858)

Net loss per common share – basic	(1.00)	(1.86)	(1.20)	(0.23)	(1.14)	(2.77)
Net loss per common share – diluted	(1.00)	(1.86)	(1.20)	(0.23)	(1.14)	(2.77)
Net cash (used in) provided by operating activities	(4,484)	(10,803)	2,943	343	(1,891)	(718)
Stockholder deficit at end of period	(33,792)	(28,567)	(17,803)	(9,594)	(8,207)	(1,456)

Due to our history of operating losses and cash flow deficits, in order to be able to meet our ongoing obligations during the period from 2001 through the date of the Proxy Statement, our Controlling Shareholders have invested a total of $37.6 million in the form of preferred stock and subordinated loans and provided a deposit of $600,000 to secure letters of credit.  We have no other known sources of financing other than our senior bank debt, and we are not aware of any other sources of financing available to the Company.  If our Controlling Shareholders had not made such investments in the Company, it is likely our only recourse would be to seek reorganization in bankruptcy.  Despite our efforts to restore the Company to consistent levels of profitability over the last five years, we have been unable to do so.  The Company continues to take the steps it believes are necessary to return to profitability, including the elimination of approximately ten employment positions in August 2007 as a part of internal reorganization efforts.  However, there is no assurance that such remedial actions will result in the Company being profitable in the future.  Accordingly, our future financial prospects are dependent on the willingness of our Controlling Shareholders to continue to fund our cash needs.

What potential conflicts of interest are posed by the Reverse/Forward Stock Split?
As of May 15, 2007, our directors and executive officers beneficially own a total of 425,343 shares of our Common Stock, which is approximately 6.5% of the Common Stock outstanding (assuming conversion of all Preferred Stock held by our directors and executive officers, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options) and is approximately 1.4% of the Common Stock entitled to vote at the Annual Meeting considering all of the holders of our Preferred Stock are entitled to one vote for each share of Common Stock into which their Preferred Stock could be converted as of the record date.  Each of our directors and executive officers has advised us that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split.  Therefore, all of our directors and executive officers will remain shareholders following the Reverse/Forward Stock Split and will not receive any cash payment as a result of the transaction.  Because approximately only 185,000 shares of the 6,223,508 currently outstanding shares of our Common Stock will be cashed-out as a result of the Reverse/Forward Stock Split, our directors and executive officers’ total beneficial ownership following the transaction is not expected to increase materially.

Additionally, as of May 15, 2007, the Controlling Shareholders own approximately 82.3% of the shares entitled to vote at the Annual Meeting considering holders of our Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted as of the record date.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.  Most of the voting shares owned by the Controlling Shareholders are shares of Issued and Outstanding Preferred Stock that the Controlling Shareholders own without the need or intention to liquidate such shares in the near future.  Although the trading volume and liquidity in our Common Stock is already low, the Deregistration Transaction and the subsequent quotation of our Common Stock in the pink sheets versus the OTC Bulletin Board (“OTCBB”) may further decrease the liquidity available to holders of Common Stock for share trading purposes.  Therefore, the interests of the Controlling Shareholders may not coincide with the interests of other holders of our Common Stock remaining after the consummation of the Reverse/Forward Stock Split who may prefer a more substantial level of liquidity for their shares of our Common Stock.

See “Special Factors – Effects of the Reverse/Forward Stock Split on Our Directors, Officers and Affiliates.”

What are the federal income tax consequences of the Reverse/Forward Stock Split?
The Reverse/Forward Stock Split will be considered a “recapitalization” under applicable federal tax laws and regulations. Therefore, no gain or loss should be recognized by the Company or the remaining shareholders. However, a Cashed-Out Shareholder whose fractional shares following the Reverse Stock Split are re-purchased by us will recognize either a gain for federal income tax purposes to the extent that the payment to such shareholder exceeds its tax basis in the shares being cashed out or a loss to the extent that the cash payment is less than a shareholder’s tax basis in the shares cashed-out.

See “Special Factors – Certain Federal Income Tax Consequences.”

Are there any conditions to the consummation of the Reverse/Forward Stock Split?
Yes.  Our Board must be satisfied that adequate “surplus” exists as defined under the Oklahoma General Corporation Act (the “OGCA”), which will require the Controlling Shareholders to agree to convert certain levels of debt owed by the Company to the Controlling Shareholders into equity.  In addition, the Reverse/Forward Stock Split must reduce the number of record holders of Common Stock under 300, so we can conduct the Deregistration Transaction.

We intend to inform our shareholders and the public that the conditions specified above have, or have not, been met by issuing a press release and filing a Form 8-K with the SEC.

See “General Information About the Reverse/Forward Stock Split – Background” and “General Information About the Reverse/Forward Stock Split – Statutory Surplus.”

Do I have appraisal or dissenters’ rights?
No.

See “General Information About the Reverse/Forward Stock Split — Appraisal/Dissenters’ Rights of the Company’s Shareholders.”

What approvals are necessary to effect the Reverse/Forward Stock Split?
To effect the Reverse/Forward Stock Split, the Company must amend its Certificate of Incorporation which requires approval of two separate amendments to the Certificate of Incorporation by the holders of a majority of the outstanding shares of Common and Preferred Stock (voting assuming full conversion into Common Stock) voting together as a single class.

See “General Information About the Reverse/Forward Stock Split – Approvals Required to Effect the Reverse/Forward Stock Split.”

Do I need to exchange my certificate?
If the Reverse/Forward Stock Split is effected, the payment to a Cashed-Out Shareholder will be conditioned on such shareholder’s surrendering its certificate representing the shares of Common Stock being cashed out.

See “General Information About the Reverse/Forward Stock Split – Exchange of Certificates.”

Who can help answer my questions?
If a shareholder has additional questions about the Reverse/Forward Stock Split and the Deregistration Transaction, it should contact Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970 or call (405) 329-4045.

SPECIAL FACTORS

Purposes of and Reasons for the Reverse/Forward Stock Split and the Deregistration Transaction
The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of shares of our Common Stock below 300, which will enable us to deregister the shares of our Common Stock under Section 12(g) of the Exchange Act and to suspend filing periodic and annual reports with the SEC under Section 15(d) of the Exchange Act and thus avoid the significant costs of complying with the reporting requirements of the Exchange Act. Eliminating the obligation to comply with the Exchange Act reporting requirements will allow management to refocus the time spent preparing reporting documents and engaging in securities law compliance activities to the pursuit of operational and business goals. In considering the proposed Reverse/Forward Stock Split, our Board considered the benefits and costs to us and our shareholders set forth below:

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We believe that as a result of terminating our registration under the Exchange Act we will be able to realize cost savings of at least approximately $100,000 annually by eliminating the requirements to make periodic public reports and by reducing the expenses of shareholder communications, including legal expense ($20,000), audit and accounting expense ($70,000), data entry, stock transfer and other administrative expenses ($20,000), as well improved re-deployment of financial personnel’s time spent on reporting and securities law compliance matters. In addition, we will avoid the incremental additional internal and external costs of initial compliance with the internal control over financial reporting systems requirements of Section 404 of SOX, currently expected to be required for public companies of our size in part by year-end 2007 and in full by year-end 2008, which are estimated to range from $300,000 to $400,000, and continued annual costs of related compliance and reporting in amounts not yet determined. Our Board believes that the increased disclosure and procedural requirements of Section 404 will result in continuing increased legal, accounting and administrative expense, and diversion of Board, management and staff effort without a commensurate benefit to our shareholders.  The cost savings figures set forth above are only estimates. The actual savings we realize from terminating our registration may be higher or lower than those estimates. Estimates of the annual savings to be realized, if the Deregistration Transaction is consummated, are based upon the actual costs to us of the services in each of the categories listed above that were reflected in our recent financial statements and an estimate of these costs going forward as a public reporting entity.  These estimated savings will permit the Company to recoup the estimated one-time cost of the Deregistration Transaction within one year.  Reducing and eliminating the costs described above, including avoiding the estimated cost of SOX 404 compliance, are the reasons for timing the Deregistration Transaction prior to the end of the 2007 fiscal year when we will be required to begin incurring such costs.  The cost savings are particularly material at this time when viewed in the context of the Company’s recent poor financial performance as described under “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”.

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Due to the factors described in this section, our Board does not believe that the costs of reporting are justified. Our primary objective is to return to profitability, and these cost savings will help meet that objective.  Additionally, as described above in “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”, due to the recent operating losses, cash flow deficits and current financial position of the Company, the public capital markets do not offer the Company reasonable or adequate financing options or terms. Therefore, we are unable to access the public or non-public capital markets to obtain additional financing.  Our Controlling Shareholders have elected to make loans or preferred stock investments to meet our additional funding needs to continue to operate, and we are dependent on them for future financing.

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The public capital markets’ limited interest in the Company is further evidenced by the average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding May 1, 2007 (immediately prior to the date of the Board’s approval of the Reverse/Forward Stock Split), which was 2,521, 1,422, 1,841 and 6,922, respectively.  Additionally, over the last 12 month period up to May 1, 2007 there was no reported trading volume in the Company’s Common Stock on 45% of the trading days.  The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding October 1, 2007 was 3,283, 2,828, 2,220 and 2,261, respectively.  Additionally, over the last 12 month period up to October 1, 2007 there was no reported trading volume in the Company’s Common Stock on 58% of the trading days.  Our Board recognizes that the Reverse/Forward Stock Split and the Deregistration Transaction may affect the ability to trade shares of our Common Stock because such shares will no longer be available for quotation on the OTCBB or any other organized market. However, our Board expects shares of our Common Stock to be listed in the pink sheets.  Because the pink sheets does not have the same eligibility requirements of the OTCBB, namely being an SEC reporting company, the liquidity available to shareholders desiring to purchase or sell shares of Common Stock may be less than the liquidity available if the Common Stock were quoted on the OTCBB.

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The Reverse/Forward Stock Split is expected to result in the cashing-out of approximately 2,000 holders of shares of our Common Stock who own less than 1,000 shares on the effective date of the Reverse/Forward Stock Split at a price of $0.30 per share.

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As described in more detail below, our Board has determined that the price to be paid for the shares of our Common Stock to be cashed-out in the Reverse/Forward Stock Split and the other terms of the Reverse/Forward Stock Spilt are fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders.

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The Reverse/Forward Stock Split will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings, without transaction expenses and at a price which reflects a premium over the market value of our Common Stock at the time the Board approved the Deregistration Transaction.

•	The Reverse/Forward Stock Split and the Deregistration Transaction will allow management to better focus its efforts on the operations of the Company.

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Approximately 110 of our current record holders of shares of our Common Stock and approximately 350 additional beneficial owners will continue as shareholders and will continue to have the incidents of share ownership, including potential capital appreciation and dividends; provided, however, that the potential benefits to remaining shareholders are dependent on our ability to return to profitability and to restore growth, both of which are not certain.

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As described in more detail below, we will make public the minimum amount of information required by Rule 15c-2-11 under the Exchange Act, which requires that a minimum amount of information about us be available for a market maker to initiate quotations.

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The Board recognizes that the shareholders will lose certain advantages of public reporting as a result of the Reverse/Forward Stock Spilt and the Deregistration Transaction, such as the: (1) rights and protections that federal securities laws provide to shareholders of public companies; (2) substantive requirements that the federal securities laws, including SOX, impose on public companies; and (3) various substantive requirements that the federal securities laws impose on their directors and executive officers, including restrictions on short swing trading.  Additional effects of the Reverse/Forward Stock Spilt and the Deregistration Transaction are provided below in “Effects of the Reverse/Forward Stock Split on Remaining Shareholder.”

Alternatives Considered by the Board of Directors and Special Committee
The Special Committee considered the following alternative transactions to the Reverse/Forward Stock Split and the Deregistration Transaction:

Odd-Lot or Other Tender Offer
The Special Committee considered undertaking an odd-lot tender offer by which the Company or one of our current shareholders would offer to re-purchase shares of our outstanding Common Stock from each holder of such shares for an amount providing a premium over the market price of the shares. However, an odd lot tender offer would be made only to holders of less than 100 shares and might not produce the desired effect of reducing our shareholders of record to less than 300 and thus permit us to deregister under the Exchange Act.  A tender offer conducted by a third-party is funded by the third-party and not the Company, but currently, no shareholder of the Company has indicated its desire to fund such a tender offer.  A tender offer for shares in excess of 100 would have required the tender offer to be made available to all holders under applicable Exchange Act rules and also might not produce the desired result because of the requirements to prorate shares tendered in excess of the Company’s resources available to pay for shares.  Additionally, the Special Committee was skeptical that any tender offer would achieve the desired results considering that a significant number of record holders of the Company’s Common Stock own less than 100 shares (with many owning less than 25 shares) and that the value of the shares is relatively small.  Because shareholders have discretion whether to sell their shares in a tender offer made by either the Company or a third-party, shareholders holding small numbers of shares with little value have little incentive to tender their shares.  Therefore, the Special Committee was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders to reduce the record holders of the Company’s Common Stock below 300, which is the number necessary to allow the Company to conduct the Deregistration Transaction. Because a tender offer would cost approximately the same as the Deregistration Transaction but would not necessarily meet the Company’s objective of reducing the number of shareholders below 300, the Special Committee did not consider the tender offer to be a viable alternative.

Going Private
The Special Committee did not consider a complete going private transaction, which would require the Company or a third party to cash out all unaffiliated shareholders.  A complete going private transaction would require the cashing out of all unaffiliated shareholders in a cash-out merger or similar transaction and would require the Company to purchase approximately 5,035,000 shares in addition to the approximately 185,000 shares to be purchased pursuant to the Reverse/Forward Stock Split.  Purchasing approximately 5,035,000 additional shares at $0.30 per share would cost the Companyan additional $1.5 million.  The Company does not have the funds available to fund such a transaction, and the Controlling Shareholders are not willing to undertake such a transaction.

Asset Sale or Other Business Combination
The Special Committee did not consider selling substantially all of the Company’s assets or undertaking any other type of business combination because such transactions would not be approved by the Controlling Shareholders.  The Controlling Shareholders have indicated to us that they are not willing to consider such transactions until the Company is restored to profitability, which would allow the Controlling Shareholders to achieve a return on their investment in the Company.

Maintaining the Status Quo
The Special Committee did not consider the alternative of taking no action. However, due to the Company’s significant and increasing costs of compliance under SOX and the Exchange Act, especially in relation to the Company’s overall expenses and cash flow, the Special Committee believe that taking no action at this time is not in the best interests of the Company or our shareholders. We believe that SOX and Exchange Act reporting requirements will cost the Company approximately $400,000 on a one-time basis and $320,000 (with possible additional future increases as regulations evolve) annually with very few benefits resulting to the Company or our shareholders for such expenditure.  This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses.

The Special Committee believes that all parties are served by efficiently allowing the Company to pursue its business operations, while not having to bear the costs of being public. In addition to benefits for the Company itself, the Reverse/Forward Stock Split provides even the smallest shareholders cash for their shares at a value consistent with fairness and devoid of liquidation, time value and other costs, including brokerage commissions and transaction fees.

The Special Committee considered the fact that our shareholders do not have any appraisal or dissenters’ rights under the Oklahoma General Corporation Act, our Certificate of Incorporation or our bylaws with respect to the Reverse/Forward Stock Split.  However, under the Oklahoma General Corporation Act, the only transactions providing such rights are certain business combinations that would be subject to the approval of the Controlling Shareholders and, to achieve the same result as the Reverse/Forward Stock Split, would have required the filing of a registration statement under the Securities Act to register the shares of the entity entering into such combination that would be issued to our shareholders.  The preparation and filing of a registration statement under the Securities Act of 1933 would have resulted in additional transaction expenses not yet estimated by the Company.  Importantly, such a registration statement would require the Company to continue as a reporting company until at least the end of the fiscal year ending after the effective date of the registration statement and would prevent the Company from achieving the desired cost savings from no longer being an SEC reporting company.  Because the Special Committee believes the structure of the Reverse/Forward Stock Split and Deregistration Transaction is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders, despite the lack of appraisal or dissenters’ rights, the Special Committee determined that structuring the transaction to afford appraisal rights under state law was not cost justified and did not achieve the desired cost savings immediately.

Certain Effects of the Reverse/Forward Stock Split
The following table illustrates the principal effects of the Reverse Stock Split on shares of our Common Stock based on the number of shares issued and outstanding as of the date hereof, and the number of shares authorized resulting from approval of the proposal:

	Prior to the Reverse/Forward Stock Split	After the Reverse/Forward Stock Split
Shares Authorized (1)	25,000,000	25,000,000
Shares Issued and Outstanding	6,223,508	6,039,114
Common Shares Available for Issuance	18,776,492	18,960,886
Number of Estimated Beneficial Shareholders	1,740	347
Number of Estimated Shareholders of Record	706	110

(1) As described in more detail below, Proposal 3 of the Proxy Statement is to increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 shares to 150,000,000.  The potential outcomes of the shareholder vote of Proposal 3 have no bearing on the Reverse/Forward Stock Split.

Cashed-Out Shareholders will be paid, in cash, $0.30 for each share of Common Stock held immediately prior to the Reverse/Forward Stock Split.  Shares repurchased by the Company pursuant to the Reverse/Forward Stock Split will be returned to authorized, but unissued, shares of Common Stock. The Reverse/Forward Stock Split will not alter the relative voting and other rights of holders of our outstanding Common Stock or the voting and other rights of holders of our Preferred Stock.  Each share of Common Stock that remains outstanding subsequent to the completion of the Reverse/Forward Stock Split will continue to entitle its owner to one vote, and regarding matters presented to holders of shares of Common Stock, owners of shares of Preferred Stock will still be entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted.   As the table above illustrates, the number of shares of our Common Stock outstanding will be reduced as a result of the Reverse/Forward Stock Split, but the number of shares of Common Stock authorized for issuance will remain unchanged at 25,000,000, subject to shareholder approval of Proposal 3.

The Reverse/Forward Stock Split will affect our shareholders’ equity (deficit) as it is reflected in our financial statements to indicate that the number of issued and outstanding shares of Common Stock has been reduced and that the Company made a cash payment for the fractional shares held by a Cashed-Out Shareholder.  Accordingly, such cash payment will reduce the amount of our paid-in capital, which comprises part of our shareholders’ equity (deficit).  As of May 5, 2007, we had a deficit shareholders’ equity of $29 million, and as a result of the Reverse/Forward Stock Split, the amount of this deficit will be increased by approximately $55,500, excluding estimated expenses.

If the Reverse/Forward Stock Split is consummated, we intend to apply for the termination of registration of our Common Stock under the Exchange Act as soon as practicable after completion of the Reverse/Forward Stock Split. The Reverse/Forward Stock Split is expected to reduce the number of our shareholders of record from approximately 706 to approximately 110, based on shareholder records obtained in May 2007 and determined in accordance with the rules promulgated by the SEC with respect to calculating shareholders of record. Upon suspension of our reporting obligations under the Exchange

Act, our Common Stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our Common Stock may be eligible for quotation in the pink sheets, as described below.

The termination of the registration of our Common Stock under the Exchange Act means that certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, are no longer applicable to us.  However, we intend to continue to issue annual reports with audited financial statements, quarterly reports with financial statements prepared according to GAAP and any other information necessary for the trading of our Common Stock in the pink sheets.  However, because the Company will not be required by any regulatory body to provide such reports, there is no guarantee that the Company will continue providing them in the future.

We have no current plans to issue Common Stock or securities convertible into, or exercisable for, Common Stock after the Deregistration Transaction, other than pursuant to options to purchase shares of our Common Stock currently held by our officers and directors that have been previously approved by our Board and pursuant to the exercise of warrants to purchase Preferred Stock or conversion of rights of our outstanding Preferred Stock.  We, however, reserve the right to issue shares of our Common Stock, or securities convertible into, or exercisable for, shares of our Common Stock, at any time and from time to time, at prices and on terms as our Board determines to be in our best interests. Continuing shareholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless those rights are specifically granted to the shareholders.

Effects of the Reverse/Forward Stock Split on Cashed-Out Shareholders
If the Reverse/Forward Stock Split is implemented, a shareholder owning less than 1,000 shares of Common Stock (either of record or beneficially through a broker or similar nominee) immediately prior to the Reverse/Forward Stock Split will:

•	Have his stock ownership right converted into a right to receive a cash payment from the Company equal to $0.30 per share of Common Stock held immediately prior to the Reverse/Stock Split;

•	No longer have any equity interest in the Company and therefore will not participate, as a shareholder, in our future potential earnings or growth, if any;

•	No longer be entitled to vote as a shareholder;

•	Not be required to pay any brokerage commissions or other service charges in connection with the Reverse/Forward Stock Split; and

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May be required to pay federal, state, and local income taxes, as applicable, on the cash amount received from the Company for the purchase of the shares cashed out pursuant to the Reverse/Forward Stock Split. See “General Information About the Reverse/Forward Stock Split – Certain Federal Income Tax Consequences.”

If a shareholder who would otherwise be a Cashed-Out Shareholder would rather continue to hold our Common Stock after the Reverse/Forward Stock Split and not be cashed out, the shareholder may do so by taking one of the following actions as soon as reasonably possible after receiving the Notice of Annual Meeting and this Proxy Statement (which will be mailed at least 20 days before the date of the meeting), but  in any event no later than the day prior to the date of the Annual Meeting, to assure that the shareholder owns (either of record or beneficially through a broker or similar nominee) at least 1,000 shares of our Common Stock by the effective date of the Reverse/Forward Stock Split:

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If the shareholder is a record holder of our Common Stock, he should purchase a sufficient number of additional shares of our Common Stock on the open market and have those shares registered in his name and consolidated with his current record account so that he holds at least 1,000 shares of our Common Stock in his record account immediately before the effective date of the Reverse/Forward Stock Split.

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If the shareholder owns fewer than 1,000 shares of Common Stock and holds his shares through a broker or nominee (such as a broker or bank), such shareholder should purchase a sufficient number of additional shares of our Common Stock on the open market and have those shares entered in the account in which he holds his current shares so the shareholder’s account with the broker or nominee indicates that the shareholder owns at least 1,000 shares of our Common Stock immediately before the effective date of the Reverse/Forward Stock Split.

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If the shareholder owns more than 1,000 shares of our Common Stock in multiple accounts but owns fewer than 1,000 in any account with a broker or nominee, such shareholder should consolidate his accounts so that each of the shareholder’s accounts maintained with a broker or nominee indicates the shareholder owns at least 1,000 shares of our Common Stock in such account immediately before the effective date of the Reverse/Forward Stock Split.

In the event a shareholder intends to purchase additional shares of our Common Stock, he should be aware that an insufficient level of liquidity in the trading of our Common Stock may cause this option to be difficult or impossible. Additionally, consolidation of accounts may take a substantial amount of time, particularly if accounts are held at different financial institutions. Shareholders intending to consolidate their accounts should be aware of such timing issues.

Effects of the Reverse/Forward Stock Split on Remaining Shareholders
If the Reverse/Forward Stock Split and the Deregistration Transaction is implemented, shareholders owning 1,000 shares or more of Common Stock immediately prior to the Reverse/Forward Stock Split will:

•	Continue to be shareholders of the Company and will therefore continue to participate, as a shareholder, in our future potential earnings or growth, if any;

•	Not receive a cash payment for any of their shares;

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Increase their equity positions in the Company because such shareholders will continue to own the same number of shares of Common Stock they owned prior to the Reverse/Forward Stock Split while the number of shares of Common Stock outstanding will be reduced pursuant to the transaction;

•
Face a potential decrease in the liquidity of their shares of our Common Stock due to the reduced number of shares outstanding and the fact that our Common Stock will not no longer be available for quotation on the OTC Bulletin Board;

•	Potentially be able to trade their shares of Common Stock in the pink sheets, as discussed in more detail below; and

•	Potentially receive less information about the Company and its business operations because the Company will no longer be subject to the proxy and periodic reporting rules of the Exchange Act.

If the Deregistration Transaction occurs, our Common Stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our Common Stock may be eligible for trading in the pink sheets; however, even this source of liquidity may not be available. In order for our Common Stock to be quoted in the pink sheets (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that one or more broker-dealers files the requisite form with the NASD and acts as a market maker and sponsors our Common Stock in the pink sheets. Trading is subject to our complying with the minimum information requirements of Rule 15c-2-11 under the Exchange Act, which requires that a minimum amount of information about us be available for a market maker to initiate quotations.  Following the consummation of the Deregistration Transaction, we intend to comply with the minimum information requirements of Rule 15c-2-11 under the Exchange Act.   However, in light of the absence of current information about us being filed with the SEC, there can be no assurance that any broker-dealer will be willing to act as a market maker in our Common Stock.

Effects of the Reverse/Forward Stock Split on Our Directors, Officers and Controlling Shareholders
Certain directors, officers and the Controlling Shareholders of the Company have an interest in our equity securities, as described in more detail below in “Security Ownership of Certain Beneficial Owners and Management.”  Our shareholders will only be affected by the Reverse/Forward Stock Split only in accordance with the number of shares of Common Stock held by them and not by the insider status of any of the shareholders. Our directors, executive officers and Controlling Shareholders receive no extra or special benefit not shared on a pro rata basis by all other holders of the Common Stock, except that after consummation of the Deregistration Transaction, we will no longer be prohibited, pursuant to Section 402 of SOX, from making personal loans to directors or executive officers. Currently, we have no outstanding loans to directors or executive officers. We do not have a present intention of making loans to our directors and officers, nor was the ability to make loans a reason considered by us or our Board in evaluating the benefits of the Reverse/Forward Stock Split and the Deregistration Transaction.

As of May 15, 2007, our directors and executive officers beneficially own a total of 425,343 shares and the Controlling Shareholders beneficially own a total of 24,739,175 shares of our Common Stock, which is approximately 6.5% and 82.4%, respectively, of the Common Stock outstanding (assuming conversion of all Preferred Stock held by our directors and executive officers or by the Controlling Shareholders, as applicable, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options) and is approximately 1.4% and 82.3%, respectively, of the shares entitled to vote at the Annual Meeting after taking into account that all of the holders of Preferred Stock are entitled to one vote for each share of Common Stock into which their Preferred Stock could be converted as of the record date. Each of our directors and executive officers and the Controlling Shareholders has advised us that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split.  Therefore, the Reverse/Forward Stock Split will be approved, and all of our directors and executive officers and Controlling Shareholders will remain shareholders following the Reverse/Forward Stock Split and will not receive any cash payment as a result of the transaction.   Because approximately 185,000 shares of our Common Stock will be cashed-out as a result of the Reverse/Forward Stock Split, our directors and executive officers’ total beneficial ownership following the transaction is expected to increase to approximately 6.7%, and our Controlling Shareholders’ beneficial ownership is expected to increase to approximately 82.9% of the remaining outstanding shares of Common Stock (assuming conversion of all Preferred Stock held by our directors and executive officers or by the Controlling Shareholders, as applicable, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options).

Certain Federal Income Tax Consequences
The following is a summary of the material anticipated federal income tax consequences of the proposed Reverse/Forward Stock Split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the Reverse/Forward Stock Split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise each shareholder to consult with his own tax advisor for more detailed information relating to his individual circumstances.

We understand that the Reverse/Forward Stock Split will be a “recapitalization” under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by us as a result of the Reverse/Forward Stock Split. Additionally, a shareholder who is not a Cashed-Out Shareholder should not recognize any gain or loss pursuant to the transaction, and such shareholder’s aggregate tax basis in his shares of Common Stock held subsequent to the Reverse/Forward Stock Split should be the same as his aggregate tax basis in his shares immediately prior to the Reverse/Forward Stock Split.

If a shareholder (i) is a Cashed-Out Shareholder who receives a cash payment for the shares of our Common Stock held by him prior to the Reverse/Forward Stock Split, (ii) does not continue to hold any shares of our Common Stock directly immediately after the Reverse/Forward Stock Split, (iii) is not related to any person or entity that holds shares of our Common Stock immediately after the Reverse/Forward Stock Split and (iv) holds no options to acquire shares of our Common Stock immediately after the Reverse/Forward Stock Split, then such shareholder will recognize capital gain or loss on the shares purchased by us pursuant to the Reverse/Forward Stock Split for federal income tax purposes, with such gain or loss measured by the difference between the cash received and the Cashed-Out Shareholder’s aggregate adjusted tax basis in such stock.

In some circumstances, it might be possible that the cash payment to a Cashed-Out Shareholder would be treated as a dividend.  However, because the Company does not have accumulated or current tax “earnings and profits,” such dividend treatment is not possible.

For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months, generally, will be subject to tax at a rate not to exceed 15%.  Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.  Capital losses are fully deductible against capital gains in a given year.  To the extent a taxpayer’s capital losses exceed his capital gains, the taxpayer can deduct, in any given year, the lesser of the taxpayer’s capital losses for the year or $3,000.  If the taxpayer has a capital loss that exceeds this $3,000 deduction limit, the taxpayer can carry the capital loss forward into later years until the capital loss has been completely deducted.  Each Cashed-Out Shareholder is urged to consult his own tax advisor regarding the appropriate federal, state, local, foreign or other tax treatment of any potential capital gain or loss that he might have.

Fairness Determination by the Company and the Filing Persons
The Board did not conduct its own independent analysis of the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction but instead appointed the members of the Audit Committee to act as a Special Committee of independent directors to consider the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and make a recommendation to the Board regarding the fairness of the transactions.  The Board authorized the Special Committee to engage independent counsel and obtain a fairness opinion addressing the terms of the Reverse/Forward Stock Split.  The Special Committee engaged Derrick & Briggs as its independent counsel, and after considering proposals from various firms, selected Southwest Securities as its financial advisor to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split.  Southwest Securities was not requested by the Special Committee to specifically determine or recommend the Reverse Split ratio; however, it did review the impact of various ratios on the resulting shareholder count in its analysis.

The Special Committee gathered the information it deemed necessary to make an informed decision about the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction considering the advice of Derrick & Briggs and the opinion as to the fairness, from a financial point of view, provided by Southwest Securities.  The information the Special Committee deemed necessary to make its decision about the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction is discussed in the bullet points below and is the basis for the Special Committee’s recommendation to the Board that the Board authorize the Reverse/Forward Stock Split in the ratio of one share for each 1,000 shares of Common Stock with Cashed-Out Shareholders receiving $0.30 per share.  In addition, the Special Committee recommended to the Board that the Board authorize the Deregistration Transaction.

The Special Committee made its recommendation to the Board after determining that the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are procedurally and substantively fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.  In making such a determination, the Special Committee considered the following factors:

•
Due to the recent operating losses, cash flow deficits and current financial position of the Company discussed previously in “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”, the capital markets do not offer the Company reasonable or adequate financing options or terms. Therefore, the Company is unable to access the public capital markets to obtain additional financing.  In order to be able to meet its ongoing obligations during the period from 2001 through the date of the Proxy Statement, the Controlling Shareholders have invested a total of $35.8 million in the form of preferred stock and subordinated loans.  The Company has no other known sources of financing other than its senior bank debt, and if the Controlling Shareholders had not made such investments in the Company, it is likely the only recourse available to the Company would be to seek reorganization in bankruptcy.  Despite efforts to restore the Company to consistent levels of profitability and positive cash flow from operations over the last five years, it has been unable to do so, and accordingly, the future financial prospects of the Company are dependent on the willingness of the Controlling Shareholders to continue to fund its cash needs.

•
The Company’s recent declining operating and financial performance as described under the heading “What is our current financial condition and what are our financial and business prospects?” has resulted in the Common Stock being traded at penny stock levels with weak volume and therefore, the Company and its shareholders receive little benefit by being a public, reporting company.

•
The costs of being a public, reporting company are significant and are expected to increase substantially if the Company is required to implement SOX Section 404 internal control requirements, and considering the Company’s current financial position, such costs are material to the Company.

•
The Company currently has about 650 shareholders of record of its Common Stock, and in order to effect the Deregistration Transaction, the Company must have fewer than 300 shareholders of record.  A Reverse Stock Split ratio equal to one share for each 1,000 shares of Common Stock would reduce the number of common shareholders of record to about 110 with an estimated number of beneficial holders around 377.  Southwest Securities’ presentation to the Special Committee included an analysis of Reverse Stock Split ratios at levels equal to one to 100; one to 500; one to 1,000; one to 2,000 and one to 3,000.  Because the per share price of the Company’s Common Stock is low, the differences in cost to the Company to effect a reverse split at ratios equal to one to 500, one to 1,000 or one to 2,000 are not material.  Therefore, after considering Southwest Securities’ presentation, the Special Committee recommended to the Board that a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while providing a substantial degree of certainty that the Company’s number of record shareholders would not again exceed 500 and trigger the need to reregister under the Exchange Act.  Other ratios provided in Southwest Securities’ presentation would cash out fewer shareholders and still allow the Company to effect the Deregistration Transaction.  However, the Special Committee was of the opinion that the one to 1,000 ratio provided a greater degree of assurance that the number of the Company’s record holders would not increase to 500.

•
The Special Committee has a fiduciary duty to assure the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to unaffiliated shareholders, including Cashed-Out Shareholders and shareholders remaining after the Reverse/Forward Stock Split and the Deregistration Transaction.  Further, there are affiliated shareholders who will also be in the same position as remaining unaffiliated shareholders after the Deregistration Transaction.  In this circumstance, which does not involved a complete going private transaction in which all unaffiliated shareholders are cashed out, the Special Committee determined that conditioning shareholder approval on the affirmative vote of a majority of the unaffiliated shareholders or affording the Cashed-Out Shareholders appraisal rights was not necessary. With respect to dissenters’ rights, the Special Committee determined that affording Cashed-Out Shareholders dissenters’ rights was not appropriate because the remaining unaffiliated shareholders would also partially bear any expenses of such rights.

For additional information concerning the deliberations of the Board and the Special Committee, see “General Information About the Reverse/Forward Stock Split – Background.”

Based upon the recommendation of the Special Committee and after reviewing the appropriateness of the Reverse/Forward Stock Split and the Deregistration Transaction, as well as the structure, terms and conditions of the transaction, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt the analysis of the Special Committee and approve the Reverse/Forward Stock Split and the Deregistration Transaction.  All of the members of our Board, with the exception of Robert Anderson, believe that the

Reverse/Forward Stock Split and the Deregistration Transaction are fair to, and in the best interests of, the Company and its affiliated and unaffiliated shareholders, including the Cashed-Out Shareholders and the remaining shareholders.

Our directors, executive officers and Controlling Shareholders are deemed to be “Filing Persons” under the Exchange Act rules that govern transactions to effect deregistration of securities under the Exchange Act. These rules require each Filing Person to state whether he or she believes that the transaction is fair to unaffiliated security holders. The identity and backgrounds of the Company’s Filing Persons are provided below in “Information About the Company – The Filing Persons of the Company.”

In forming his or her belief as to the fairness of the Reverse/Forward Stock Split to our unaffiliated shareholders, each of the Filing Persons has relied upon the analysis of the Special Committee (as adopted by our Board) and has adopted the analysis and conclusions of the Special Committee, as provided in more detail below. Based on the analysis of the Special Committee, each of the Filing Persons believes that the Reverse/Forward Stock Split and the Deregistration Transaction are fair to, and in the best interests of, the Company and its affiliated and unaffiliated shareholders, including the Cashed-Out Shareholders and the remaining shareholders. The Filing Persons, acting in their individual capacities, have not received any report, opinion, or appraisal from an outside party that is materially related to the Deregistration Transaction.
Procedural Fairness
The Board has a fiduciary responsibility to act in the best interest of the Company and its shareholders.  Because one member of the Board may have conflicted interests regarding the Reverse/Forward Stock Split, the Board did not conduct its own independent analysis of the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction but instead appointed the members of the Audit Committee to act as a Special Committee of independent directors to evaluate the fairness of the terms of the Reverse/Forward Stock Split and the Deregistration Transaction on our shareholders and make a recommendation to the Board regarding the fairness of the transactions.  Our directors who are members of the Audit Committee are “independent” from the Company and Controlling Shareholders, which means that the directors are not affiliated with the Company or our Controlling Shareholders, as provided in the AMEX listing standards.  The Company continues to use the AMEX independence standards despite our having delisted from the AMEX in July 2006.  The Special Committee engaged Derrick & Briggs as its independent counsel, and Southwest Securities as its financial advisor, to assist the committee in determining whether the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to the Company’s affiliated and unaffiliated shareholders, both procedurally and substantively.

The Reverse/Forward Stock Split is not structured so as to require approval of at least a majority of unaffiliated shareholders or to afford Cashed-Out Shareholders appraisal rights.  The approval device is typically used when a controlling shareholder group is acquiring all other shares of a Company.  The device addresses the concern of whether the controlling group is dealing fairly with the selling shareholders from a procedural standpoint.  The appraisal device is used similarly to ensure fair dealing by a controlling shareholder group.  The Reverse/Forward Stock Split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders.  Under the terms of the Reverse/Forward Stock Split, unaffiliated shareholders fall on both sides of the transaction:  some will be Cashed-Out Shareholders and some will be remaining shareholders.  Therefore, to ensure fair treatment of unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders, the Special Committee determined that conditioning the Reverse/Forward Stock Split on the approval of a majority of unaffiliated shareholders or affording Cashed-Out Shareholders appraisal rights would inappropriately favor Cashed-Out Shareholders at the expense of the remaining shareholders.  Therefore, the Special

Committee determined that requiring approval of at least a majority of unaffiliated shareholders or affording appraisal rights to Cashed-Out Shareholders is not necessary to assure the fairness of the transaction.

No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the transaction or preparing a report covering the fairness of the Reverse/Forward Stock Split was retained by us or the Board. The Special Committee determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed that there was sufficient representation on the Board, acting through the Special Committee, to protect the interests of unaffiliated shareholders.  The Special Committee determined the structure of the Reverse/Forward Stock Split affords adequate procedural safeguards to our shareholders, both Cashed-Out Shareholders and remaining common shareholders, without the expense of multiple financial or legal advisors.

We have not made any provision in connection with the Reverse/Forward Stock Split to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the Special Committee determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders with respect to the Reverse/Forward Stock Split. The Special Committee also considered the fact that under certain conditions set for in the Oklahoma General Corporation Act, shareholders have the right to review our relevant books and records of account.

The Special Committee determined that the Reverse/Forward Stock Split and the Deregistration Transaction is in the best interests of, and are procedurally fair to, our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders pursuant to the Reverse/Forward Stock Split and those shareholders who will remain shareholders after the Reverse/Forward Stock Split, notwithstanding the absence of an unaffiliated shareholders representative, an unaffiliated shareholder approval requirement or appraisal rights for Cashed-Out Shareholders.  Therefore, despite the absence of these additional procedural measures, the Special Committee recommended to the Board that it approve the Reverse/Forward Stock Split and the Deregistration Transaction.  The Board adopted the analysis and conclusions of the Special Committee regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction when the Board ultimately approved the terms of the transactions.

The conclusions of the Filing Persons regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction are based upon the analyses, conclusions and recommendations made by the Special Committee (as adopted by our Board).  The Filing Persons have specifically adopted the analyses and conclusions of the Special Committee (as adopted by our Board) regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and have determined that such analyses and conclusions of the Special Committee represent their own individual analyses and conclusions regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction. The Filing Persons, in their individual capacities, did not retain a separate financial advisor or seek a fairness opinion regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction.

Substantive Fairness
The Special Committee considered the factors below in reaching its conclusion and making its recommendation to the Board as to the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction to our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders and those shareholders who will remain shareholders after the

Reverse/Forward Stock Split and the Deregistration Transaction.  Neither our The Special Committee did not assign specific weight to any of the following factors in any specific formulaic manner:

•
The Reverse/Forward Stock Split provides an opportunity for shareholders holding less than 1,000 shares of our Common Stock to sell their holdings, without paying brokerage commissions, at a premium over the most recent market price for our Common Stock on OTC Bulletin Board prior to our Board’s approval of the Reverse/Forward Stock Split.

•
The Reverse/Forward Stock Split and the Deregistration Transaction will allow the Company to realize significant cost and time savings, as described in more detail previously.  Such funds and time can instead be applied to our business operations which will benefit the Company and our shareholders that remain after the Reverse/Forward Stock Split.

•
Our executive officers, directors and Controlling Shareholders will not realize material increases in their equity percentage ownership positions in the Company as a result of the Reverse/Forward Stock Split.  Because only an estimated 185,000 shares out of the 6,223,508 shares of our Common Stock currently outstanding will be cashed out as a result of the Reverse/Forward Stock Split, the percentage ownership of our executive officers, directors and Controlling Shareholders will be approximately the same as it was prior to the Reverse/Forward Stock Split.  Because the affiliated shareholders’ percentage ownership positions are not materially increasing, the affiliated shareholders receive no material benefit from the Reverse/Forward Stock Split to the detriment of the unaffiliated shareholders and are being treated the same as unaffiliated shareholders who are remaining shareholders.

•
A Reverse Stock Split ratio equal to one share for each 1,000 shares of Common Stock is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders.  Because the per share price of the Company’s Common Stock is low, the differences in cost to the Company to effect a reverse split at ratios equal to one to 500, one to 1,000 or one to 2,000 are not material.  Therefore, the Special Committee determined a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while avoiding the risk that the Company’s number of record shareholders would again exceed 500, triggering the need to reregister under the Exchange Act.

•
Following the Reverse/Forward Stock Split and pursuant to the Deregistration Transaction, there may be a reduction of public sale opportunities for the remaining Common Stock shares.  However, such a reduction should not impact the remaining holders of shares of our Common Stock significantly considering the current trading volumes of these shares is low.  Further, the reduction in public sale opportunities is mitigated by the fact that shares of our Common Stock may be quoted on the pink sheets and thus provide at least some liquidity for these shares.

•
Following the Reverse/Forward Stock Split and pursuant to the Deregistration Transaction, we will no longer file periodic, current and other reports with the SEC regarding our operations and financial results, which are currently available to the general public. We intend to continue to issue annual reports including audited financial statements, quarterly reports including financial statements prepared in accordance with GAAP and other information necessary to meet the disclosure requirements for the trading of our Common Stock in the pink sheets, but the information we distribute after the Deregistration Transaction may not contain all of the information that is currently provided by the Company.

•
As a result of the Reverse/Forward Stock Split and Deregistration Transaction and the resultant limited liquidity for shares of our Common Stock, our shareholders remaining subsequent to the Reverse/Forward Stock Split may experience a decrease in the value of their shares of our Common Stock in the foreseeable future. However, the Special Committee determined that the benefits and efficiencies expected to be realized from our status as a non-public reporting company will outweigh the foregoing factors and thus eventually increase shareholder value.

•
Cashed-Out Shareholders will be unable to participate in any future increases in the value of our Common Stock because they will have no further financial interest in us with respect to their cashed out shares and, thus, will not have the opportunity to participate in any potential appreciation in the value of those shares. However, the Special Committee determined this factor is mitigated by the ability of a shareholder holding fewer than 1,000 shares of Common Stock to acquire additional shares so that he owns at least 1,000 shares of Common Sock immediately before the Reverse/Forward Stock Split.  Also, Cashed-Out Shareholders can purchase shares of Common Stock after the Reverse/Forward Stock Split, although trading in our shares may be limited.

•
While less significant than other factors supporting the fairness of the Reverse/Forward Stock Split, the structure of the Reverse/Forward Stock Split affords holders of shares of our Common Stock some degree of control over their decisions whether to remain a holder of, or to liquidate, such shares.  To the extent adequate liquidity for shares of our Common Stock exists, current holders of fewer than 1,000 shares of our Common Stock may elect to remain shareholders following the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 1,000 shares of our Common Stock immediately before the Reverse/Forward Stock Split. Conversely, shareholders that own 1,000 or more shares of our Common Stock who desire to liquidate their shares in connection with the Reverse/Forward Stock Split at the premium price offered may reduce their holdings to less than 1,000 shares by selling shares prior to the Reverse/Forward Stock Split.

In addition to considering the factors described above, the Special Committee also considered the fairness opinion of Southwest Securities and the analysis set forth therein.  While not assigning a specific weight to the fairness opinion, the Special Committee relied on, and adopted, the analysis of Southwest Securities regarding the following factors:  (i) historical market prices for the Company’s Common Stock; (ii) multiples of certain operating and financial metrics of public companies comparable to the Company; (iii) precedent merger and acquisition transactions in the retail apparel and soft goods industry; (iv) the going concern value of the Company based on discounted cash flows; (v) the liquidation value of the Company; and (vi) premiums paid in reverse split/deregistration transactions relative to the closing price of the underlying common stock prior to the announcement of the transaction.  Because the Company’s per share net book value for its Common Stock was negative as of the end of the last two most recent fiscal years and as of the end of the most recent fiscal quarter, the Special Committee gave little consideration to the net book value of the Company in their determinations regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction to our unaffiliated shareholders, electing instead to consider and adopt the analyses provided in the fairness opinion.

In connection with the fairness opinion of Southwest Securities, management of the Company provided forecasts of certain Company financial information for the 2007 through 2011 fiscal years.  These financial forecasts were reviewed by the Special Committee in connection with its review of the fairness opinion.   Neither the Board nor the Special Committee approved for accuracy and completeness the financial forecasts.  However, the Special Committee determined Southwest Securities’ reliance on such forecasts and other information provided by the Company’s management to be reasonable.

The consideration to be paid to Cashed-Out Shareholders is less than the historical per share price of the Company’s Common Stock for periods prior to April 15, 2007.  However, the Special Committee adopted the analysis of Southwest Securities that historical market prices of the Company’s Common Stock may not reflect the underlying value on the Company’s Common Stock thereafter, which reflects the more recent operational and financial performance of the Company and the Company’s future business and financial prospects as opposed to the historical performance of the Company.  In particular, the stock price as of May 1, 2007 likely takes into consideration the Controlling Shareholders’ debt and equity financing transactions on April 26, 2007 to enable the Company to meet its ongoing financial obligations.  Further, the consideration to be paid to Cashed-Out Shareholders represents a 25.0% premium over the price of a share of Common Stock on May 1, 2007 (immediately before the Board’s determination of the consideration per share to be paid to Cashed-Out Shareholders) and represents a 50.0% premium over the last per share sale price on August 31, 2007.

The Special Committee did not consider purchase prices paid by the Filing Persons in the last two years for shares of Common Stock, as such prices reflect historical prices that may not adequately reflect the current underlying value on the Company’s Common Stock.  Additionally, the Special Committee is not aware of any firm offer by a person not affiliated with the Company regarding a merger, consolidation, sale of assets or purchase of the shares of the Company’s Common Stock that would impact the determination that the consideration paid to unaffiliated shareholders who are Cashed-Out Shareholders is fair.

Based on its analysis of the factors discussed above and the fairness opinion of Southwest Securities, the Special Committee determined that the Reverse/Forward Stock Split and the Deregistration Transaction is in the best interests of, and are substantively fair to, our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders pursuant to the Reverse/Forward Stock Split and those shareholders who will remain shareholders after the Reverse/Forward Stock Split.  Therefore, the Special Committee recommended to the Board that it approve the Reverse/Forward Stock Split and the Deregistration Transaction.  In addition to receiving the recommendation of the Special Committee regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction, the Board separately reviewed the fairness opinion of Southwest Securities.  However, the Board’s ultimate final determination regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction is based on its adoption of the analysis, conclusions and recommendation of the Special Committee.

The conclusions of the Filing Persons regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction are based upon the analyses, conclusions and recommendations made by the Special Committee (as adopted by our Board).  The Filing Persons have specifically adopted the analyses and conclusions of the Special Committee (as adopted by our Board) regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and have determined that such analyses and conclusions of the Special Committee represent their own individual analyses and conclusions regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction. The Filing Persons, in their individual capacities, did not retain a separate financial advisor or seek a fairness opinion regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction.

Summary of Fairness Opinion
In connection with the proposed Deregistration Transaction, the Special Committee engaged Southwest Securities to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split. On May 11, 2007, at a meeting of our Board, Southwest Securities delivered its opinion that, as of May 11, 2007, the consideration to be paid in the proposed Reverse/Forward Stock Split is fair, from a financial point of view, to the Company’s Non-controlling Shareholders, including Cashed-Out Shareholders, as well as those who will remain shareholders after the proposed Deregistration Transaction. Subsequently, Southwest Securities delivered its written fairness opinion.

In connection with the rendering of its opinion, Southwest Securities made a presentation to the Special Committee and the Board of Directors on May 4, 2007 and May 11, 2007, respectively. The report of Southwest Securities will be made available for inspection and copying during ordinary business hours at our executive offices by any interested shareholder of the Company or any representative of the shareholder designated by the shareholder in writing. Upon written request, the Company will furnish a copy of the report to any interested shareholder of the Company, or any representative designated by the shareholder in writing, at the expense of the requesting shareholder. The report has also been filed with the SEC as an exhibit to the Company’s Schedule 13E-3. Southwest Securities consented to the filing of its report with the Schedule 13E-3.

The preparation of Southwest Securities’ opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of the written opinion of Southwest Securities addressed to the Board, dated May 11, 2007, and subject to the assumptions, qualifications and limitations set forth in its opinion, that the consideration to be paid in the proposed Deregistration Transaction is fair, from a financial point of view, to the Company’s Non-controlling Shareholders, including Cashed-Out Shareholders as well as those who will remain shareholders after the proposed Deregistration Transaction.

The full text of the written opinion of Southwest Securities is attached to this Proxy Statement as Appendix B, and the summary of the opinion set forth below is qualified in its entirety by reference to such opinion. Company shareholders are urged to, and should, read the opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by Southwest Securities in reaching its opinion.

The opinion was furnished for the use and benefit of the Board in connection with its consideration of the proposed Reverse/Forward Stock Split and Deregistration Transaction. The opinion of Southwest Securities was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the proposed Reverse/Forward Stock Split and Deregistration Transaction. Southwest Securities believes, and so advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

The opinion of Southwest Securities addresses only the fairness, from a financial point of view, of the consideration to be paid to in the Reverse/Forward Stock Split to the Company’s Non-controlling Shareholders, including shareholders who will receive cash in the transaction, as well as those who will remain shareholders after the proposed Reverse/Forward Stock Split. Southwest Securities was not requested to opine as to, and its opinion does not address:

•	the underlying business decision of the Board, the Company or its security holders or any other party to proceed with or effect the proposed Deregistration Transaction;

•	the fairness of any portion or aspect of the proposed Deregistration Transaction not expressly addressed in its opinion;

•
the fairness of any portion or aspect of the proposed Deregistration Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in its opinion;

•
the relative merits of the proposed Deregistration Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

•	the tax or legal consequences of the proposed Deregistration Transaction to either the Company, its security holders, or any other party;

•
the fairness of any portion or aspect of the proposed Deregistration Transaction to any class or group of the Company’s or any other party’s security holders compared to any other class or group of the Company’s or such other party’s security holders; or

•	the financing of the proposed Deregistration Transaction.

Furthermore, no opinion, counsel or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.

In connection with its opinion, Southwest Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Southwest Securities has:

(1)	reviewed a draft of this Proxy Statement of the Company;

(2)
reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to Southwest Securities from published sources and from the internal records of the Company;

(3)	conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company;

(4)	visited certain facilities and the business offices of the Company;

(5)	reviewed current and historical market prices and trading activity of the Common Stock of the Company;

(6)	compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; and

(7)
reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Southwest Securities deemed generally comparable to the Company and the Reverse/Forward Stock Split.

In rendering its opinion, Southwest Securities assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to it by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and did not assume responsibility for independently verifying and did not independently verify such information. Southwest Securities did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such valuations or appraisals. Additionally, Southwest Securities was not asked and did not consider the possible effects of any litigation or other legal claims. Southwest Securities also assumed that the Reverse/Forward Stock Split will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft Proxy Statement reviewed by it, without any regulatory restrictions, conditions, amendments or modifications.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, Southwest Securities assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. Southwest Securities further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.

Southwest Securities’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Southwest Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Southwest Securities’ opinion assumed that after the Deregistration Transaction, the Company’s stock will be listed in the pink sheets.

Summary of Financial Analyses Performed by Southwest Securities
Southwest Securities performed the valuation analysis contained in its fairness opinion without regard to the actual transaction price, but knowing that the price would ultimately be based within some reasonable range of its current trading price. Ultimately, our Board determined the method for determining the transaction price, which transaction price is within the range of values concluded by Southwest Securities.

In arriving at its opinion, in addition to reviewing the matters listed above, Southwest Securities used the following approaches to evaluate the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split:

•	a historical price approach;

•	a comparable public companies approach;

•	a precedent transaction approach;

•	a discounted cash flow approach;

•	a liquidation analysis approach; and

•	an analysis of recent reverse split/deregistration transactions.

Southwest Securities calculated the Company’s implied equity market value by multiplying the recent Common Stock price of $0.24 per share as of May 1, 2007, of the Company by the common shares outstanding of 6,224,000 and determined the implied equity market value to be $1.5 million. Then Southwest Securities calculated the implied enterprise value of the Company, which is defined as equity market value plus book value of debt plus preferred stock minus cash and equivalents, to be approximately $52.2 million.

Historical Price Approach. Because the Company’s Common Stock is publicly traded, Southwest Securities considered the per share value ascribed to it by public markets. Accordingly, Southwest Securities analyzed the Company’s historical Common Stock price, trading volume, level of institutional ownership and analyst coverage relative to other companies in similar industries. On May 1, 2007, the Company’s Common Stock closed at a price of $0.24 per share. The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding May 1, 2007 was, 2,521, 1,422, 1,841 and 6,922, respectively. Thus, the average daily liquidity of the Company’s Common Stock based on the stock price on May 1, 2007, was less than $1,700 over each of these periods. Additionally, over the last 12 month period up to May 1, 2007 there was no reported trading volume in the Company’s Common Stock on 45% of the days the stock market was open for business. Furthermore, the Company is not actively followed by any security analysts. Based upon the aforementioned characteristics, Southwest Securities concluded that the market price of the Company’s Common Stock was based primarily on speculation and may not reflect the underlying value on the Company’s Common Stock. Accordingly, Southwest Securities performed a fundamental valuation of the Company using various methods to evaluate the fairness of the Reverse/Forward Stock Split from a financial point of view. However, in performing its fundamental valuation, Southwest Securities considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in this Proxy Statement.

Comparable Public Companies Approach. This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as sales or earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable publicly traded companies. The comparable companies were selected by Southwest Securities from the universe of publicly traded companies in the retail apparel and soft goods industry.  Using publicly available information and information provided by the Company, Southwest Securities analyzed, among other things, the market multiples of the Company and the corresponding market multiples of selected publicly traded companies, as identified in the tables below, that Southwest Securities considered to be reasonably comparable to the Company.

Small Peer Group
AnnTaylor Stores Corp.	The GAP, Inc.	The Talbots, Inc.
Chicos FAS, Inc.	J. Crew Group, Inc.
Christopher & Banks Corp.	Jos. A. Banks Clothiers, Inc.

Large Peer Group
Abercrombie & Fitch Co.	The Dress Barn, Inc.	New York & Company, Inc.
Aeropostale, Inc.	Eddie Bauer Holdings, Inc.	Nordstroms, Inc.
American Eagle Outfiters, Inc.	Federated Department Stores, Inc.	Polo Ralph Lauren Corporation
AnnTaylor Stores Corporation	The Finish Line, Inc.	Retail Ventures, Inc.
bebe stores, inc.	Foot Locker, Inc.	Ross Stores, Inc.
Big Dog Holdings, Inc.	The GAP, Inc.	Saks Incorporated
The Buckle, Inc.	Genesco Inc.	Shoe Pavilion, Inc.
Cache, Inc.	Guess?, Inc.	Stage Stores, Inc.
Cato Corp.	Hot Topic, Inc.	Stein Mart, Inc.
Charlotte Russe Holdings, Inc.	J. Crew Group, Inc.	Syms Corp.
Charming Shoppes, Inc.	J.C. Penney Company, Inc.	The Talbots, Inc.
Chico’s FAS, Inc.	Jones Apparel Group, Inc.	TJX Companies, Inc.
Christopher & Banks Corp.	Jos. A. Banks Clothiers, Inc.	United Retail Group, Inc.
Citi Trends, Inc.	Limited Brands, Inc.	Urban Outfitters, Inc.
Claire’s Stores, Inc.	Liz Claiborne, Inc.	The Wet Seal, Inc.
Deb Shops, Inc.	The Men’s Wearhouse, Inc.	Zumiez Inc.
Dillard’s, Inc.	Mothers Work, Inc.

Southwest Securities noted the Company’s financial condition and historical financial results show continued operating losses, shortages of cash flow from operations, multiple highly dilutive capital raises necessary to sustain its business and a significant negative shareholders’ equity. The Company’s majority shareholders have provided it with the required capital since 2001 to operate the business.

In its analysis, Southwest Securities derived and compared multiples for the Company (based on trading prices of the Company’s Common Stock prior to May 1, 2007, and a range of multiples for the selected companies Southwest Securities analyzed the enterprise value/sales multiples calculated for the selected comparable companies and based on these results and an assessment of various qualitative and quantitative operating and financial characteristics of the comparable companies, Southwest Securities estimated multiple ranges. The analysis based on the “Small Peer Group” did not yield highly relevant comparable data because, due to the Company’s operating losses, the only multiple comparisons that could be generated were based on sales, which do not reflect the associated profitability of the comparable companies. In light of the much smaller size, significantly lower sales growth, and lack of historical profitability of the Company relative to the companies in the Small Peer Group, Southwest Securities determined that it would be appropriate to select multiples of enterprise value/sales from a subset of a larger group of 50 peers that are publicly traded companies in the retail apparel and soft goods industry (“Large Peer Group” presented above). These multiples were calculated from a subset of the Large Peer Group (“Selected Peer Group” presented below) consisting of the lowest 10% of the group selected based on the criteria of a combined ranking analysis that specifically utilized:

•	Three year sales growth;

•	Gross margin;

•	EBITDA margin; and

•	Percentage of stock price to 52-week high prices.

Selected Peer Group
Eddie Bauer Holdings, Inc.	Shoe Pavilion, Inc.	Stein Mart, Inc.
Syms Corp.	United Retail Group, Inc.

Based on these criteria, the Company ranked lower than the five Selected Peer Group members. The resulting implied enterprise values, equity values and equity values per share are calculated based on the mean and median enterprise values/sales (calculated to be 0.54x and 0.50x, respectively) of the Selected Peer Group as follows (amounts in thousands, except per share amounts):

	Implied Value
Company LTM sales	$86,238	$86,238
Enterprise value/sales (mean and median)	0.54x	0.50x
Implied enterprise value	$46,569	$43,119
Less: Debt and preferred stock	54,770	54,770
Plus: Cash and marketable securities	4,113	4,113
Implied equity value	(4,088)	(3,538)
Shares outstanding	6,224	6,224
Implied equity value per share	$(0.66)	$(0.57)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Precedent Transaction Approach. Southwest Securities reviewed merger and acquisition transactions in the retail apparel and soft goods industry that it deemed comparable to the Reverse/Forward Stock Split. It selected these transactions by searching SEC filings, analyst reports and databases. These comparable transactions are set forth in the tables below:

Precedent Transactions

Acquirer	Target
Oxford Industries, Inc.	Tommy Bahama Group, Inc.
VF Corporation	Nautica Enterprises, Inc.
Chico’s FAS, Inc.	White House, Inc.
Big Dog Holdings, Inc.	The Walking Company, Inc.
Genesco, Inc.	Hat World Corporation
Jones Apparel Group, Inc.	Barneys New York, Inc.
IAC/InterActiveCorp.	Cornerstone Brands, Inc.
William Carter Co.	OshKosh B’Gosh, Inc.
Private Consortium	Goody’s Family Clothing, Inc.
Polo Ralph Lauren Corporation	Sun Apparel, Inc.
Bon- Ton Stores, Inc.	Saks Department Store Group
Bain Capital, Inc.	Burlington Coat Factory Warehouse Corp.
Talbots, Inc.	J. Jill Group, Inc.
Li & Fung Ltd.	Oxford Industries, Inc., Womenswear Group
Bon-Ton Stores, Inc.	Belk, Inc. (four stores)
Liz Claiborne, Inc.	Kate Spade, LLC

Southwest Securities noted that a key difference between the Precedent Transaction Approach and the Comparable Public Company Approach is that the multiples used in the Precedent Transaction Approach are based upon transaction values instead of non-transaction trading prices. Additionally, Southwest Securities noted that this group of precedent transactions included situations where the target companies were performing at levels superior to the Company and, therefore, selected the lowest eight transactions based on enterprise value/sales as a group for comparison purposes (amounts in thousands, except per share amounts.

	Implied Value
Company LTM sales	$86,238	$86,238
Enterprise value/sales (mean and median)	0.45x	0.45x
Implied enterprise value	$38,692	$39,022
Less: Debt and preferred stock	54,770	54,770
Plus: Cash and marketable securities	4,113	4,113
Implied equity value	(11,965)	(11,635)
Shares outstanding	6,224	6,224
Implied equity value per share	$(1.92)	$(1.87)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Discounted Cash Flow Approach. Southwest Securities performed a discounted cash flow analysis for the Company in which it calculated the present value of the projected future cash flows using the Company management’s projections that estimate annual sales growth for the period consisting of the Company’s 2007 through 2011 fiscal years will be within the range of 8.3% to 11.6%, with projected sales in the fiscal years ending on or about January 31, 2008 and January 31, 2012 of $93.4 million and $138.6 million, respectively.  EBITDA margins over the same time period will be within the range of 4.7% to 13.6%. These forecasts are based on substantial improvements in the Company’s operating performance compared to the last two fiscal years in which the Company’s sales declined in each year and its EBITDA was negative.

Southwest Securities estimated a range of enterprise values for the Company based on the net present value of the Company’s implied annual unlevered cash flows and a terminal value in 2012 calculated based upon a multiple of EBITDA. Southwest Securities applied a range of discount rates of 25.0% to 40.0% and a range of terminal value multiples of 6.0x to 9.0x of projected 2012 EBITDA of $18.8 million. Projected unlevered cash flow numbers for the Company for the fiscal years 2008 to 2012 are $3.8 million, $3.7 million, $6.6 million, $9.9 million and $13.0 million, respectively. Based on certain ranges within this analysis, the implied equity values for the Company were in a range of $(8.3 million) to $36.2 million. Southwest Securities did not independently verify the completeness or accuracy of the financial forecasts and other information provided by the Company’s management and assumed such forecasts and information were reasonably prepared by the Company’s management and reflect the best currently available estimates as to the future financial performance of the Company.  When the implied equity values were divided by the common shares outstanding of 6,224,000 this analysis resulted in the following implied per share equity range for the Company:

Implied Equity Values
Per Share
$ (1.34) - $5.81

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Southwest Securities noted that the appropriate discount rate should be the rate of return available on alternative investment opportunities with comparable risk. This should be the rate that investors expect their investments to earn on equity to induce them to make the investment. Based on its analyses, Southwest Securities believed that due to the financial condition and historical financial results of the Company (including continued operating losses, shortages of cash flow from operations and a significant negative shareholders’ equity) the appropriate discount rates should reflect the types of returns required in highly speculative investments such as venture capital. Therefore, to reflect this risk Southwest Securities selected a relatively high range of discount rates of 25.0% to 40.0% for the Company’s unlevered cash flow and terminal value. Southwest Securities also estimated the cost of equity capital of the Company to be approximately 27%.  The relatively broad range between the low and high discount rates reflects a material increase in anticipated earnings growth from a substantial loss in the year ended February 3, 2007, to significant profitability projected in the fiscal year ending in 2012. At the high end, Southwest Securities extended the range up to 40% to reflect the increased return an investor might require for the increased risk in achieving the aggressive projections. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

The 6.0x-9.0x range of EBITDA multiples used in the Discounted Cash Flow Analysis reflected the range of multiples that Southwest Securities believed that the Company, could be sold for at the end of the projection period. Additionally, these multiples are generally consistent with the multiples observed in the “Small Peer Group” under the Comparable Public Company Approach. The multiples selected in the Comparable Public Company Approach were based on several operating and financial characteristics relative to the comparable companies; such characteristics include size, historical and projected revenue growth, and profitability.

The Discounted Cash Flow Analysis produced a wide range of value. Southwest Securities narrowed the range by selecting values of the mean and median of the implied equity values per share because the wider ranges did not provide a significantly meaningful value due to their breadth.

Implied Equity Values
Per Share (mean and median)
$ 1.77 - $1.61

Liquidation Analysis Approach. Southwest Securities derived an implied equity reference range for the Company by performing a liquidation analysis based on internal estimates of the management of the Company. The analysis was based on an assessment of the liquidation value of balance sheet assets net of liabilities of the Company. The analysis assumed no Federal tax impact or transaction costs such as legal, brokerage fees or other miscellaneous winding up expenses. Based on certain ranges within this analysis, the implied high and low equity values for the Company were in a range of negative $39.0 million to negative $40.7 million. When the implied equity values were divided by the common shares outstanding of 6,224,000 this analysis resulted in the following implied per share equity range for the Company:

Implied Equity Values
Per Share
$ (6.26) - $ (6.54)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Summary Analysis of Recent Reverse Split/Deregistration Transactions. Southwest Securities reviewed recent “going private” transactions effected by means of a reverse stock split and analyzed the premiums paid in these transactions relative to the closing price of the underlying common stock prior to the announcement of the transaction. The mean and median premiums observed for the one day, 30, 60, 90, 120-day and one year periods were as follows:

	Premiums Paid in Reverse Split Transactions
	Mean	Median
One Day	92.6%	26.4%
30 Day	74.1%	24.8%
60 Day	72.4%	22.8%
90 Day	73.1%	24.6%
120 Day	74.8%	26.3%
One Year	65.2%	29.0%

Southwest Securities observed that the cash payment of $0.30 per share represented a 25.0% premium to the recent stock price of $0.24 per share on May 1, 2007 used in its analysis.  The cash payment of $0.30 per share represented discounts of 18.9%, 26.8%, 25.0%, 25.0%, and 46.4% to the Company’s 30, 60, 90, 120-day and one year periods, respectively. Southwest Securities further observed that the Company’s financial performance in the most recent quarters (including the important retailing fourth quarter of the fiscal year ended February 3, 2007 and the first fiscal quarter ended May 5, 2007) reflects continued losses and that the Company completed additional debt and equity financing in April 2007, each of which has been reflected in the Company’s recent Common Stock price, rendering premium comparisons based on historical common stock price averages significantly less meaningful.

Miscellaneous Considerations. No single company or transaction used in the above analyses, as a comparison, is identical to the Company or the proposed Reverse/Forward Stock Split, and an evaluation of the results of the foregoing analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Southwest Securities providing an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgments in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical approaches were used by Southwest Securities and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular approaches. The overall conclusions of Southwest Securities were based on all the analyses and factors described above taken as a whole and also based on Southwest Securities’ experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Southwest Securities therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, Southwest Securities made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters many of which are beyond the Company’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, neither the Company nor Southwest Securities nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, Southwest Securities has not been engaged to consider, and has expressed no opinion as to the effect of any possible changes in the assumptions or subsequent transactions as of the date of this proxy statement from those described to Southwest Securities in connection with the delivery of its opinion.

Southwest Securities noted that the Comparable Public Companies Approach, the Precedent Transaction Approach, the Discounted Cash Flow Approach and the Liquidation Analysis Approach produced certain negative implied equity values per share including negative mean and median implied equity values per share for three of these approaches. Additionally, Southwest Securities considered the recent historical trading market value per share of the Company’s Common Stock. Based on the analytical methods utilized by Southwest Securities, observations of recent trading prices of the Company’s Common Stock and the premiums paid in recent reverse split transactions Southwest Securities estimated an implied equity value range of $0.26 to $0.30 per share.

The Special Committee selected Southwest Securities to render its opinion based on the experience of Southwest Securities in mergers, acquisitions, going private transactions and in securities valuation generally. Southwest Securities is a nationally recognized investment banking firm that is continuously engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring and private placements of debt and equity securities. Southwest Securities was not involved in determining the consideration to be paid to holders of the Common Stock in the proposed Deregistration Transaction.

Southwest Securities, or its affiliates, have received $50,000 in connection with delivering its fairness opinion. During the past five years Southwest Securities received an additional $75,000 for its services as financial advisor to the Company in connection with the Company’s April 2007 financings with RonHow, in which RonHow advanced the Company an additional $3 million of subordinated debt and converted $2 million of existing subordinated debt into Series 2007-A Preferred Stock. Southwest Securities may continue to provide other services in the future, for which it may receive a fee. No portion of the fee paid to Southwest Securities is contingent on the completion of the proposed Deregistration Transaction or the conclusions set forth in its opinion. In addition, and regardless of whether the proposed Reverse/Forward Stock Split is completed, Southwest Securities is entitled to reimbursement from the Company of its reasonable out-of-pocket expenses incurred in connection with its services, including its reasonable attorneys’ fees and related expenses, as well as indemnification against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

Conclusion
As stated previously, based on its review of the fairness opinion, discussions with Southwest Securities and its independent counsel and the other factors supporting the fairness of the Reverse/Forward Stock Split described previously, the Special Committee recommended to the Board that the Board authorize a reverse split of the Company’s authorized Common Stock in the ratio of one share for each 1,000 shares followed immediately by a split of the resulting shares in the ratio of 1,000 shares for each one share.

The Special Committee also recommended to the Board that, in lieu of issuing fractional shares that resulted from the Reverse Stock Split, the Company should redeem the fractional shares at a price of $0.30 per share, which is a value at the high end of the range provided by Southwest Securities.

Our Board, the Special Committee and the Filing Persons believe that the factors mentioned above, when viewed together, support a conclusion that the Reverse/Forward Stock Split is fair to our unaffiliated Shareholders, including those shareholders who are Cashed-Out Shareholders and our remaining shareholders.  Furthermore, our Board, the Special Committee and the Filing Persons believe that any detriment associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations, which will indirectly benefit shareholders of the Company subsequent to the Reverse/Forward Stock Split.

Merger or Sale of Assets
Neither the Board nor the Company is aware of any offers made by any unaffiliated person during the preceding two years for the merger of us with or into another company, the sale or transfer of all or substantially all of our assets or the purchase of a sufficient number of our securities to enable the purchaser to exercise control over us.

GENERAL INFORMATION ABOUT THE REVERSE/FORWARD STOCK SPLIT AND DEREGISTRATION TRANSACTION

Introduction
All of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt resolutions approving a proposal to effect a Reverse/Forward Stock Split of our Common Stock, subject to the approval of our shareholders.  Pursuant to the Reverse/Forward Stock Split, shares owned by shareholders who own less than 1,000 shares of Common Stock would be converted into the right to receive cash payment for such shares in an amount equal to $0.30 per share.  Accordingly, the 6,223,508 shares of Common Stock currently issued and outstanding will be reduced to approximately 6,039,114 shares (subject to rounding and prior to the purchase of any fractional shares) issued and outstanding, and the number of record shareholders is expected to be reduced from approximately 700 to approximately 110.  In addition, the number of beneficial owners holding shares through brokers is expected to be reduced from approximately 1,750 to approximately 350.  Fractional shares purchased by the Company pursuant to the Reverse Stock Split will be returned to authorized, but unissued, shares of Common Stock.  Following the Reverse/Forward Stock Split, we expect to file with the SEC a Form 15 that will terminate the registration of our Common Stock under the Exchange Act and end our public reporting requirements.

Background
In July 2002, the Public Company Accounting Reform and Investor Protection Act of 2002, commonly referred to as Sarbanes-Oxley (“SOX”), was signed into law. Since then, the SEC has issued and adopted a substantial body of new and revised regulations and disclosure requirements to implement the requirements of SOX. As a result of the implementation of these new provisions, the Company’s management and its Board became concerned that the new procedures and disclosures required to comply with SOX, particularly Section 404, would significantly increase the management, staff, and Board time and resources dedicated to the securities reporting and disclosure process, including the time needed for training employees in the particulars of the new provisions and additional procedures involved in the management attestations and certifications of internal controls and financial statements.

Concern also arose with respect to potential increases in expenses incurred for those processes, including the fees of counsel, accountants, and other compliance advisors and service providers.

The SEC has recently provided interpretive guidance regarding Section 404.  However, the Company’s management and Board remain concerned about the effect of complying with the SOX requirements on the Company due to the  anticipated costs associated with initial Section 404 compliance and lack of extensive application of the SEC guidance.  Therefore, management and the Board believe that the guidance issued by the SEC will not substantially reduce the burdens of SOX compliance on the Company prior to the SEC’s established deadline for SOX compliance.  The Board believes that completing the Deregistration Transaction prior to incurring the anticipated burdens and costs associated with Section 404 compliance is in the best interests of the Company and its shareholders.  Avoiding the estimated cost of Section 404 compliance and reducing and eliminating other costs associated with being a public reporting company as described in “Special Factors – Purposes of and Reasons for the Reverse/Forward Stock Split and the Deregistration Transaction” are the reasons for timing the Deregistration Transaction prior to the end of the 2007 fiscal year when we will be required to begin incurring such costs.  The cost savings are particularly material at this time when viewed in the context of the Company’s recent poor financial performance as described under “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”.

Additionally, the Company was delisted from AMEX in July 2006.  Considering the potential costs involved to comply with SOX, the Company’s delisting from AMEX, the Company’s poor operating performance, limited liquidity for shares of Common Stock, lack of need for access to capital markets and other factors, the Board, beginning in August 2006, began to consider a possible deregistration transaction.

•
In August 2006, the Board briefly discussed the proposition of reducing the number of holders of shares of the Company’s Common Stock in order to terminate the registration of the Company’s shares of Common Stock under the Exchange Act and avoid costs of complying with SOX and other SEC reporting requirements. In connection with a loan from the Controlling Shareholders of $5 million in August 2006, the Controlling Shareholders agreed that up to $300,000 of the loan amount could be used to fund a deregistration transaction if the Board subsequently approved it.

•
In September 2006, the Board received materials presented by management and the Company’s legal counsel providing information relating to: (1) the process of undertaking a deregistration transaction and the various options the Company could pursue to effect such a transaction, including a tender offer, cash-out merger and reverse stock split; (2) cost-saving estimates if the Company were not a public reporting company under the Exchange Act; (3) examples of other public reporting companies that recently decided to deregister; and (4) whether the Company had adequate surplus under state law to effect a deregistration transaction.  After reviewing and discussing the materials, the Board authorized management to obtain a third party to independently value the Company’s assets to determine whether the Company had adequate surplus.  After seeking proposals from several valuation experts, management ultimately selected Willamette Management Associates (“WMA”) to prepare a report analyzing the value of the Company’s intangible assets.

•
In November 2006, the Board (1) discussed the valuation of the Company’s assets conducted by WMA; (2) determined the Company would most likely have adequate surplus as of January 2007 to effect a deregistration transaction; (3) was informed that if the Company did not have adequate surplus at the time of a deregistration transaction that the Company could obtain the surplus by requesting the Controlling Shareholders to convert debt owed by the Company to them into Preferred Stock; and (4) discussed its fiduciary obligations to the shareholders of the Company in light of any potential deregistration transaction. The Board authorized management to work with the Company’s legal counsel to gather further information to present to the Board at its December 2006 meeting, so the Board would be able to make an informed decision about pursuing a specific deregistration transaction.

•
In December 2006, the Board received materials presented by management and the Company’s legal counsel addressing: (1) Board fiduciary duty considerations and procedures; (2) recent deregistration transactions undertaken recently by other companies; and (3) trading the Company’s stock in the pink sheets.  The Board appointed the members of the Audit Committee to act as a Special Committee of independent directors and authorized the Special Committee to obtain independent counsel and a fairness opinion in order to assist the Special Committee to recommend whether the Company should undertake a deregistration transaction.

•
In January 2007, the Special Committee: (1) requested additional information from management regarding estimated costs of SOX compliance and total costs to the Company to effect a deregistration transaction and the status of the Company’s surplus; and (2) decided to delay the decisions of whether to engage outside counsel and obtain a fairness opinion until such information could be obtained.

•
In March 2007, the Special Finance Committee of the Board, which was previously appointed to consider certain financing transactions for the Company, considered and discussed the proposed terms of a financing transaction with the Controlling Shareholders.  The proposed terms included the Controlling Shareholders’ willingness to convert debt owed by the Company to the Controlling Shareholders into Preferred Stock to provide the Company with adequate surplus to effect a deregistration transaction.

•
In April 2007, the Special Committee, having retained independent counsel, discussed the Company’s projected surplus as of July 7, 2007.  The Special Committee also discussed costs and benefits of a deregistration transaction versus remaining a public company, including costs associated with SOX compliance.  The Special Committee also reviewed and unanimously approved a proposal by Southwest Securities to provide a fairness opinion regarding a potential deregistration transaction.

•
In April 2007, the Special Committee discussed the Company’s projected surplus as of August 4, 2007, noting that the determination of whether a surplus exists will ultimately be up to the entire Board.  The Special Committee was presented with the process that Southwest Securities would follow in rendering its fairness opinion.  The Special Committee also discussed alternative forms of effecting a deregistration transaction, including a reverse stock split, a cash out merger and a tender offer.  The Special Committee requested that future meetings of the Special Committee and Board be scheduled, so the Special Committee and ultimately the Board could consider recommendations made by the Special Committee.

•
On May 4, 2007, the Special Committee, acting under the advisement of its independent counsel, received a detailed summary of Southwest Securities’ presentation and conclusions regarding the fairness of a deregistration transaction.  After discussing the information presented by Southwest Securities, the Special Committee confirmed it would meet again on

May 7, 2007 to finalize the recommendations to be made to the entire Board on May 11, 2007.

•
On May 7, 2007, the Special Committee considered presentations made by its independent counsel and financial advisor and finalized the recommendations to be made to the Board regarding a potential deregistration transaction.  The Special Committee recommended that the Board: (1) authorize the Reverse/Forward Stock Split at the ratio of one share for each 1,000 shares of Common Stock; and (2) pay the Cashed-Out shareholders $0.30 per share.  Southwest Securities was not requested by the Special Committee to specifically determine or recommend the Reverse Split ratio; however, it did review the impact of various ratios on the resulting shareholder count in its analysis. The Special Committee determined a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while avoiding the risk that the Company’s number of record shareholders would again exceed 500, triggering the need to reregister under the Exchange Act. The Special Committee also recommended that the Board authorize the Deregistration Transaction. The Special Committee’s recommendations were contingent on the Board receiving a fairness opinion from Southwest Securities that the terms of the Reverse/Forward Stock Split were fair from a financial point of view to unaffiliated and affiliated shareholders who would be cashed out as a result of the Stock Splits as well as remaining unaffiliated and affiliated shareholders and determining that the Company had adequate surplus to pay for the fractional shares.

•
On May 11, 2007, based on the recommendation of the Special Committee, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), determined that the terms of the proposed Reverse/Forward Stock Split and payment for resulting fractional shares were fair to both unaffiliated and affiliated Cashed-Out Shareholders and unaffiliated and affiliated remaining common shareholders and voted to adopt resolutions approving a proposal to effect a Reverse/Forward Stock Split of our Common Stock, subject to the approval of our shareholders and conditioned on the Company having adequate surplus at the time of the Reverse/Forward Stock Split to effect the transaction.

Statutory Surplus
The Reverse/Forward Stock Split and the Deregistration Transaction are contingent on the Company having an adequate statutory surplus at the time of the Reverse/Forward Stock Split to pay, instead of issuing fractional shares that resulted from the Reverse Stock Split, the shareholders who would otherwise receive fractional shares $0.30 per share.

Under the Oklahoma General Corporation Act (“OGCA”), a corporation may not redeem any shares of its capital stock unless a “surplus” exists.  The term “surplus” is defined in the OGCA to be the excess of a corporation’s net assets over the amount determined to be “capital,” which is the aggregate par value of the issued shares of the corporation’s capital stock.  A surplus thus exists when a corporation’s total assets exceeds the sum of its total liabilities and aggregate par value of its capital stock.

Each series of the Issued and Outstanding Preferred Stock and each share of Common Stock has a par vale of $0.01 per share.  Accordingly, our capital is equal to the aggregate par value of our outstanding Common and Preferred Stock on any given date.  The amount of our capital as of the date of this Proxy Statement, using the par value for all of the shares of $0.01 per share, is $69,000.

Under Oklahoma corporate law, a corporation’s surplus is determined by the Board based on fair market values of a corporation’s assets and liabilities and not on a GAAP balance sheet basis.  In making such determination, the OGCA provides that a board of directors may, in good faith, rely on:  (1) records of the corporation; (2) opinions, reports or statements of the corporation’s officers or employees; and (3) opinions, reports, or statements of any other person with competence in the matter, when determining whether surplus exists.  Thus, even though a formal appraisal of assets and liabilities might provide directors with a method to make a good faith determination of surplus, a formal appraisal is not necessary if the directors rely on reasonably acceptable data to make their determination.

Under the OGCA, directors who willfully or negligently authorize a share repurchase when the corporation does not have the required surplus are subject to joint and several liability, for a period of six years after such distribution, to the corporation or its creditors, but only in the event of the corporation’s dissolution or insolvency and for the amount paid to repurchase the shares.  Any director found liable for such wrongful conduct has a right of contribution against the other directors and is also subrogated to the rights of the corporation to recover the amount paid to any shareholder who received the consideration with knowledge of its wrongfulness.  Decisions by a board of directors are usually protected by a rebuttable presumption that a court will defer to the business judgment of the directors if the directors make a decision on an informed basis and in good faith.

In making its determination of whether surplus exists, the Board has historically considered and will consider in any future determinations the following adjustments to asset values in order to arrive at the fair market value:

•	The intangible assets of the Company (principally trademarks and servicemarks) are valued in accordance with the opinion of WMA delivered to the Board in 2006.

•	The Company’s operating real estate leases are marked to market based on the differences between contract rental rates and current market values.

•
The Company’s inventory is valued based on an appraisal prepared periodically by Great American Appraisal and Valuation Services, LLC for the Company’s lender, with an adjustment to value the inventory on an ongoing concern basis instead a liquidated basis.

•	The Company’s owned real estate is valued at estimated fair market value based on an analysis performed by the Company’s real estate director.

•	All of the Company’s other assets and liabilities are valued at book value.

Based on the above methodology, the Company estimates its surplus at May 5, 2007 was $2.8 million.  Additionally, the Company currently estimates that its surplus will be approximately ($3.2) million on November 2, 2007, which is the approximate anticipated date of the Annual Meeting.  In order to have adequate surplus to purchase the estimated 185,000 shares owned by the Cashed-Out Shareholders for $55,500, the Company’s surplus will need to be increased by at least $3.3 million.  The Controlling Shareholders have indicated a willingness to convert additional subordinated debt into 2007-A or 2007-B Preferred Stock, but have not committed to doing so, so that our surplus will increase sufficiently to permit an adequate level.  The actual amount of surplus required will depend on our operating results between April 30, 2007 and the Effective Date and any other possible changes in asset values.  The Reverse/Forward Stock Split will not take place unless the Controlling Shareholders convert sufficient subordinated debt to Preferred Stock and our Board determines that surplus is adequate at the Effective Date.

Financing of the Reverse Stock Split
On August 31, 2006, the Company and the Controlling Shareholders entered into a Subordinated Loan Agreement pursuant to which the Controlling Shareholders loaned the Company $5.0 million at an annual interest rate of 13.5% to mature on May 31, 2010.  The loan is guaranteed by the Company’s subsidiaries and is secured by a security interest in all of the Company’s and its subsidiaries’ personal property that is subordinate to a lien on such assets in favor of Wells Fargo Retail Finance II LLC (“WFRF”) under the Company’s revolving credit facility.  Under the terms of the agreement, $4.7 million of the loan was used to pay down the principal balance of the Company’s existing indebtedness under its revolving credit facility, and the $300,000 of additional funds was reserved for the purpose of pursuing the Deregistration Transaction (the “Deregistration Funding”).  In connection with the loan from the Controlling Shareholders, the Company and WFRF entered into Amendment No. 5 to the existing credit facility to permit the loan from the Controlling Shareholders and to permit the $300,000 of additional funds loaned by the Controlling Shareholders to be used to pursue the Deregistration Transaction.

On April 26, 2007, the Company and the Controlling Shareholders amended the Subordinated Loan Agreement to increase the maximum amount of the loan to $12 million, plus any interest converted into principal as permitted under the terms of the loan, and to increase the interest rate on $2 million advanced on under the loan on April 3, 2007 and the additional $1 million advanced on April 26, 2007 to 18% retroactively to April 3, 2007.  In addition, the Controlling Shareholders agreed to defer $1 million in cash interest payments on all of the outstanding principal of the loan, which will be added to the principal of the loan as permitted under the existing terms of the Subordinated Loan Agreement and be payable at maturity.  The Controlling Shareholders converted $2 million of the existing loan bearing interest at 13.5% into 2007-A Preferred Stock with $2 million of stated value and cancelled the existing option to convert the same amount into existing 2006-B Preferred Stock, resulting in the loan balance after the conversion being $5 million bearing interest at 13.5% and $3 million bearing interest at 18%.

The Company also entered into Amendment No. 6 to the existing credit facility with WFRF to permit the transactions described above.

In August, 2007, the Company received an additional advance from the Controlling Shareholders of $2 million on the existing subordinated loan, and the Controlling Shareholders informally agreed to advance an additional $1.8 million in September 2007 and provide $600,000 to secure the Company’s obligations under letters of credit to obtain vendor financing.

On September 26, 2007, the Company and the Controlling Shareholders amended the Subordinated Loan Agreement to increase the maximum amount of the loan to $15 million, to the extent advanced in the discretion of the Controlling Shareholders, plus any interest converted into principal as permitted under the terms of the loan and to permit additional advances to the extent any future indebtedness under the      loan is converted Into Series 2007-B Preferred Stock of the Company.  Additionally, the Subordinated Loan Agreement was amended to provide for a deposit of $600,000 with its senior lender to secure letters of credit that may be issued by its senior lender in favor of the Company's vendors in exchange for a deposit fee payable to the Controlling Shareholders equal to 18% per annum less any interest earned on the deposit.

On September 27, 2007, the Controlling Shareholders made the $600,000 deposit and advanced an additional $1.8 million under the loan, bringing the balance of the loan outstanding to $5 million bearing interest at 13.5% and $6.8 million bearing interest at 18%, which includes the additional $2 million advanced in August, 2007.

The Company also entered into Amendment No. 7 to the existing credit facility with WFRF to permit the transactions described above, to increase the commitment amount from $28 million to $30 million and to increase the availability by up to $2.5 million for inventory purchased but not yet delivered that is supported by letters of credit for up to 60 days.

The cost to the Company to acquire the fractional shares of Common Stock after the Reverse Stock Split is estimated to be $55,500.  To fund the purchase, we expect to use a portion of $300,000 loaned to the Company by the Controlling Shareholders.   If the Deregistration Transaction is not completed, the additional $300,000 will be used to pay down the balance of the Company’s existing credit facility.

Fees and Expenses
We estimate that the fees and expenses incurred by the Company to effect the Reverse/Forward Stock Split will total approximately $230,000 assuming the Reverse/Forward Stock Split is completed.  We will use a portion of the Deregistration Funding to pay these estimated fees and expenses.  This estimated amount consists of legal fees and expenses of $70,000 including fees and expenses paid to the special counsel to the Special Committee, fees and expenses associated with obtaining a fairness opinion ($50,000), printing and distribution costs ($20,000) and transfer agent costs ($10,000).

Approvals Required to Effect the Reverse/Forward Stock Split
Pursuant to the Oklahoma General Corporation Act, our Certificate of Incorporation and our bylaws, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of the shares of stock entitled to vote on the matter.  Pursuant to the terms of the Certificates of Designation for our Preferred Stock, each holder of shares of Preferred Stock is entitled to vote, together in the same class with holders of shares of Common Stock, based on the number of shares of Common Stock into which such Preferred Stock is convertible.  Therefore, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of both the shares of Common Stock currently outstanding and the shares of Common Stock to which the Preferred Stock is convertible, voting together as a single class.  Additionally, pursuant the terms of our Preferred Stock, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of outstanding shares of each series of Preferred Stock (which consists of five different series), voting as five separate series.  Each holder of each outstanding share of Preferred Stock is entitled to one vote per share.

The Board has expressly conditioned the consummation of the Reverse Stock Split on the approval of the amendment to effect the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the approval of the amendment to effect the Reverse Stock Split.  However, because the Controlling Shareholders intend to vote their shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

Appraisal/Dissenters’ Rights of the Company’s Shareholders
Our shareholders do not have any appraisal or dissenters’ rights under the Oklahoma General Corporation Act, our Certificate of Incorporation or our bylaws with respect to the Reverse/Forward Stock Split.

Effective Date of the Reverse/Forward Stock Split
If the proposal is approved by our shareholders, the Reverse/Forward Stock Split will become effective by filing Certificates of Amendment with the Secretary of State of Oklahoma.  The Board will determine when such filings would occur, subject to its determination that the Company has adequate surplus, but

we anticipate filing the certificates as soon as practicable after the Annual Meeting.   After the Reverse/Forward Stock Split is effective, certificates representing shares of Common Stock held by Cashed-Out Shareholders will be deemed to represent only the right the receive a cash payment equal to $0.30 per share for each share held by such Cashed-Out Shareholder immediately preceding the Reverse/Forward Stock Split. Certificates representing shares of Common Stock held by our shareholders who remain shareholders of the Company after the Reverse/Forward Stock Split will continue to represent the shares of Common Stock held by them.

Exchange of Certificates; Payment in Lieu of Fractional Shares
Our shareholders are not being asked to exchange their certificates at this time. However, in the event the Reverse/Forward Stock Split is approved, Cashed-Out Shareholders who own their shares of record will receive a transmittal letter from UMB Bank, n.a. (the “Transfer Agent”“) instructing them to submit their stock certificates to the Transfer Agent for payment.  Cashed-Out Shareholder holding shares in street name through nominees such as a brokers or banks will not receive a transmittal letter from the Transfer Agent.  Such Cashed-Out Shareholders’ nominees will be requested to take the appropriate steps to properly record the transfer of shares on behalf of the Cashed-Out Shareholders.

Deregistration with the SEC
After the Reverse/Forward Stock Split becomes effective, we plan to file a Form 15 with the SEC,  which will have the effect of enabling the Company to terminate the registration of its Common Stock under Section 12(g) and to suspend its filing obligations under Section 15(d) of the Exchange Act.  After we terminate our registration under the Exchange Act, we will no longer be classified as a public reporting company.

Reservation of Rights
Although we are requesting shareholder approval of the two separate proposed amendments to our Certificate of Incorporation, our Board reserves the right to decide, in its discretion, to withdraw the proposed amendments prior to the Annual Meeting or to abandon the Reverse/Forward Stock Split if and when shareholder approval occurs at the Annual Meeting but prior to the filing of Certificates of Amendment with the Secretary of State. Additionally, the Board has expressly conditioned the consummation of the Reverse Stock Split on the approval of the amendment to effect the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the approval of the amendment to effect the Reverse Stock Split.  Although our Board presently believes that the proposed amendments are in our best interests and, thus, has recommended a vote for the approval of the two separate proposed amendments, our Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the effective date of the Reverse/Forward Stock Split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time. These reasons may include any change in the nature of the shareholdings of the Company prior to the effective date of the Reverse/Forward Stock Split, which would result in the Company being unable to reduce the number of shareholders of record to below 300 as a result of the Reverse/Forward Stock Split. In addition as noted above, the decision to effect the Reverse/Forward Stock Split is dependent on the Board’s determination that the Company has adequate surplus available at the Effective Date.  If our Board decides to abandon the Reverse/Forward Stock Split either before or after the approval, and before the Effective Date, of the Reverse/Forward Stock Split, our Board will notify the shareholders of such decision promptly by filing a Form 8-K with the SEC.

INFORMATION ABOUT THE COMPANY

Trading Market and Price Range of Common Stock
As of October 1, 2007, there were 6,223,508 shares of our Common Stock, par value $0.01, issued and outstanding.  In July 2006, we delisted our shares of Common Stock from trading on AMEX and began trading on the OTC Bulletin Board.  Shares of our Common Stock are not currently listed on any exchange. The high and low sales prices for each quarter of fiscal 2005, 2006 and 2007 are indicated below:

Quarterly Common Stock Price Ranges

2007	High	Low
1st Quarter	0.50	0.20
2nd Quarter	0.33	0.18
3rd Quarter (through October 1)	0.29	0.20

2006	High	Low
1st Quarter	0.90	0.51
2nd Quarter	0.76	0.42
3rd Quarter	0.56	0.25
4th Quarter	0.59	0.36

2005	High	Low
1st Quarter	1.40	0.95
2nd Quarter	2.10	1.08
3rd Quarter	1.60	0.60
4th Quarter	1.24	0.50

On October 1, 2007, the Company’s Common Stock closed at a price of $0.13 per share. The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding October 1, 2007 was 3,283, 2,828, 2,220 and 2,261, respectively.  Additionally, over the last 12 month period up to October 1, 2007 there was no reported trading volume in the Company’s Common Stock on 58% of the trading days.

Dividend Policy
The Company has never declared or paid cash dividends on its Common Stock and presently intends to retain all earnings for the operation and expansion of its business for the foreseeable future.  Any future determination as to the payment of cash dividends will depend on the Company’s earnings, capital requirements, financial condition and other factors as the Board of Directors may deem relevant.

The Company has five series of Preferred Stock outstanding, issued in 2001, 2002, 2003, 2006 and 2007 in the aggregate amount of $19.5 million.  These shares are entitled to cumulative dividends of 10% on $6 million of preferred stock, 8% on $11.5 million of preferred stock and 13.5% on the remaining $2.0 million, subject to reduction if certain profitability targets are met.

During the fiscal year ending February 3, 2007, approximately $370,000 of preferred stock dividends and preferred stock issuance cost accretion was recorded.  Of this amount, approximately $369,000 represented preferred stock dividends paid.  Approximately $218,000 was paid in additional shares of preferred stock (as provided by the terms of the preferred stocks) and approximately $151,000 was paid in cash.  Effective May 1, 2006, the Board of Directors determined that preferred stock dividends would cumulate, but not be declared or paid.  It is currently anticipated that preferred stock dividends will not be declared or paid in 2007.  As of August 4, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.

The Company’s primary lending agreement does not currently allow for the payment of dividends on Common Stock.  This agreement does, however, allow for the distribution of preferred stock dividends.

The Filing Persons of the Company
In addition to the Company, the Filing Persons for the purpose of the Reverse/Forward Stock Split consist of each director and officer of the Company and the Controlling Shareholders.  Filing Persons in addition to the Company are as follows:

Name	Age	Principal Position
Ronald S. Staffieri	57	Chief Executive Officer, Director
Jodi L. Taylor	45	Chief Financial Officer & Secretary
Cherryl Sergeant	56	Vice President – Merchandising
James D. Abrams	62	Director
Robert L. Anderson	65	Director
Margaret A. Gilliam	68	Director
William E. Haslam	48	Director
Clark J. Hinkley	65	Director
Leonard M. Snyder	59	Director
W. Howard Lester	71	Controlling Shareholder
Ronald de Waal	55	Controlling Shareholder
Inter-Him N.V.	N/A	Controlling Shareholder
RonHow, LLC	N/A	Controlling Shareholder

For information with respect to the business backgrounds of our directors and executive officers listed above, with the exception of Cherryl Sergeant, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

The business address and telephone numbers for our officers is 5919 Maple Ave., Dallas, Texas, 75235, (214) 366-0600.  The business addresses and telephone numbers of our directors are as follows:

Mr. Abrams: 65 East State Street, Suite 1000, Columbus, OH 43215, (614) 221-4000.
Mr. Anderson:  3290 Northside Parkway, Suite 225, Atlanta, GA 30327, (678) 553-4000.
Ms. Gilliam:  15 West 53rd Street, #34F, New York, NY 10019, (212) 262-9281.
Mr. Haslam:  400 Main Street, Suite 691, Po Box 1631, Knoxville, TN 37901, (865) 215-2046.
Mr. Hinkley:  154 Washington Street, Duxbury, MA 02332, (781) 934-7020.
Mr. Snyder: 6260 North Desert Moon Loop, Tucson, AZ 85750, (520) 615-0363.

The names, addresses, telephone numbers and business backgrounds of all other Filing Persons are as follows:

Cherryl Sergeant was appointed Executive Vice President and Chief Merchandising Officer in April 2007.  From 1994 until about April 2007, she was the co-owner of Sergeant’s Western World, a privately-held western specialty store with three mega-stores in Texas and a highly developed direct mail and internet business selling custom accessories and proprietary branded clothing.  From 1984 to 1994, she served as GMM/Vice President of the women’s division at County Seat Stores, Inc.  She was Divisional Merchandise Manager of junior and missy sportswear at Joske’s (Division of Allied Dept. Stores) from 1981 to 1984, and from 1975 to 1981 she was a Buyer with Sanger Harris (Division of Federated Dept. Stores).

W. Howard Lester is Chairman of the Board of Williams-Sonoma, Inc., a specialty retailer of home products, the principal business address of which is 3250 Van Ness Avenue, San Francisco, California 94109.  The business address and telephone number of Mr. Lester is 3250 Van Ness Avenue, San Francisco, California 94109, (415) 421-7900.

Ronald de Waal presently serves as Chairman of De Waal International Management N.V., the principal address of which is “Ertbrugge,” Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, and the principal business of which is to manage Inter-Him’s United States subsidiaries and another group under common control.   The business address and telephone number of Mr. de Waal is “Ertbrugge,” Ertbruggestraat 136, BE-2110 Wijnegem, Belgium, (678) 553-4000.

Inter-Him N.V. is a holding company for various real estate investments and operations, and other investments. Inter-Him also invests in stocks, bonds, options and other instruments.  The business address and telephone number of Inter-Him N.V. is Prof. Kernkampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, (678) 553-4000.  Ronald de Waal is the person who controls the voting and investment powers of shares of Common Stock owned by Inter-Him N.V.

RonHow, LLC is organized by Messrs. Lester and de Waal solely for the purpose of funding loans and other forms of investment in the Company.   The business address and telephone number of RonHow, LLC is 3290 Northside Parkway, Suite 250, Atlanta, Georgia 30327, (678) 553-4000.  The manager of RonHow is a privately-held entity owned by Mr. de Waal that owns, manages and develops real estate property in the United States and is managed by Robert Anderson who is a member of our Board.

Prior Share Purchases by the Filing Persons
The Filing Persons have purchased the following numbers of shares of Common Stock at the prices and in the time periods indicated as follows:

Name	Number of Shares	Range of Prices Paid	Average Purchase Price Paid per Quarter	Quarter/Year
James D. Abrams	8,200	$0.65 - $0.70	$0.68	2Q/2006
Robert L. Anderson	2,000	$1.05	$1.05	2Q/2005
Robert L. Anderson	10,000	$1.24 - $1.29	$1.27	1Q/2005
W. Howard Lester	1,500	$0.99	$0.99	2Q/2005
Leonard M. Snyder	6,000	$0.85 - $1.14	$1.00	3Q/2005
Inter-Him N.V.	238,500	$0.75	$0.75	4Q/2006

Contacts, Transactions, Negotiations and Agreements
In the last two years, there have been no transactions with any of the Filing Persons with an aggregate value of more than 1% of our consolidated revenues other than financing transactions between us and the Controlling Shareholders as follows:

Date	Financing Provided

September 2007	$1.8 million in subordinated debt and $600,000 deposit with the Company’s lender to permit the Company to obtain letters of credit to support a key vendor credit requirement

August 2007	$2 million in subordinated debt

April 2007	$3 million in subordinated debt and conversion of $2 million of existing subordinated debt into 2007-A Preferred Stock

January 2007	$2 million in subordinated debt

August 2006	$5 million in subordinated debt and warrants to purchase shares of 2006-A Preferred Stock

June 2006	$2.5 million in 2006-A Preferred Stock

January 2006	$3 million in a loan participation pursuant to a loan participation agreement with our bank lender

All of the transactions listed above were approved by the disinterested members of the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management
For information with respect to this matter, please see Part IV, Item 12, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Financial Statements
Summary financial information for the Company for our most recent two completed fiscal years is presented below.  For complete audited financial statements for our two most recently completed fiscal years, see Part IV, Item 15, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed with this Proxy Statement, and incorporated herein by reference. For complete unaudited financial statements for our most recently completed fiscal quarter, see Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 4, 2007, a copy of which is enclosed with this Proxy Statement, and incorporated herein by reference.

Summarized Financial Information for Harold’s Stores, Inc. (In Thousands, except per share data)
	Fiscal Quarter Ended August 4, 2007	Fiscal Year Ended February 3, 2007	Fiscal Year Ended January 28, 2006
Current Assets	$ 26,420	$ 28,579	$ 24,939

Long-term Assets	8,692	9,921	10,276

Current Liabilities	33,989	34,491	28,939

Long-term Liabilities	13,278	12,928	6,418

Redeemable Preferred Stock	21,637	19,648	16,941

Gross Sales	39,960	86,328	88,247

Gross Margin	11,640	23,697	27,059

Net Loss (1)	(5,266)	(11,230)	(5,980)

Net loss applicable to Common Stock	(6,215)	(11,600)	(7,490)

Net loss per common share – basic	(1.00)	(1.86)	(1.20)

Net loss per common share – diluted	(1.00)	(1.86)	(1.20)

Ratio of earnings to combined fixed charges and preferred dividends (2)	(1.22)	(2.79)	(1.53)

Book value per common share	(1.95)	(1.43)	(0.02)

(1)  Because the Company had no discontinued operations or extraordinary items in these periods, net loss is an amount equal to loss from continuing operations before extraordinary items.

(2)  Ratio of earnings to combined fixed charges and preferred dividends represents (i) pretax income from continuing operations plus fixed charges plus amortization of capitalized interest less interest capitalized; divided by (ii) combined fixed charges and preferred dividends which includes interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense and the amount of pre-tax earnings that is required to pay dividends on outstanding preferred stocks.  Earnings were not sufficient to cover combined fixed charges and preferred dividends paid by $14,289,000 for the year ended February 3, 2007 and by $8,946,000 for the year ended January 28, 2006 and $8,070,000 for the year-to-date period ended August 4, 2007.  As of August 4, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.

Conclusion

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE TWO SEPARATE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE/FORWARD STOCK SPLIT

Each of the Controlling Shareholders intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, so the Reverse/Forward Stock Split will be approved.

PROPOSAL 2:

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors constituting the entire Board of Directors are to be elected.  The holders of Common Stock and Issued and Outstanding Preferred Stock are entitled to elect director nominees to the Board of Directors as described below in “Arrangements Regarding Nomination and Election of Directors.”  The holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, are entitled to elect two of the seven director nominees.  The holders of the 2003-A Preferred Stock, voting as a separate class, are entitled to elect one of the seven director nominees.  The holders of the 2006-A Preferred Stock, voting as a separate class, are entitled to elect one of the seven director nominees.  The holders of the 2007-A Preferred Stock, voting as a separate class, are entitled to elect two of the seven director nominees.  The holders of Common Stock and Issued and Outstanding Preferred Stock, voting together as a separate class, are entitled to elect one of the seven directors. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected.  The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (a) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock voting together as a single class and (b) the holders of a majority of the voting power of the outstanding (i) 2001-A and 2002-A Preferred Stock in the case of the directors to be elected by the holders of 2001-A and 2002-A Preferred Stock voting together as a separate class, (ii) 2003-A Preferred Stock in the case of the directors to be elected by the holders of the 2003-A Preferred Stock, (iii) 2006-A Preferred Stock in the case of the directors to be elected by the holders of the 2006-A Preferred Stock and (iv) 2007-A Preferred Stock in the case of the directors to be elected by the holders of the 2007-A Preferred Stock.  Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors
For information with respect to this matter, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Nominees
The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2001-A and 2002-A Preferred Stock, voting together as a separate class:

Name	Age	Director Since
Robert L. Anderson	65	2000
William E. Haslam	48	2001

The person listed below has been nominated for election to fill the one director position to be elected by the holders of the 2003-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Margaret A. Gilliam	68	2000

The person listed below has been nominated for election to fill the one director position to be elected by the holders of the 2006-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Leonard M. Snyder	59	2000

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2007-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Clark J. Hinkley	65	2001
Ronald S. Staffieri	57	2006

The person listed below has been nominated for election to fill the one director position to be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock, voting together as a single class:

Name	Age	Director Since
James D. Abrams	62	2002

For information with respect to the biographical information of each existing director and nominee, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NAMED NOMINEES

Corporate Governance and Communications with the Board of Directors
In July 2006, the Company moved from the American Stock Exchange (“AMEX”) to the Over-the-Counter Bulletin Board (“OTCBB”).  While on AMEX, the Company qualified as a “controlled company” under the applicable corporate governance rules of the exchange as a result of the fact that a “group” holds more than 50% of the voting power of the shares entitled to vote.  See “Security Ownership of Certain Beneficial Owners and Management.”  As a controlled company, the Company was exempt from the requirement of the AMEX rules that its Board have a majority of independent directors and that the Company have nominating and compensation committees composed of independent directors.

The Company adopted a Code of Business Conduct and Ethics in 2003.  The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company’s principal executive, financial and accounting officers.  In addition, the Audit and Compensation Committees of the Board each have a charter which has been approved by the Board.  The Code of Business Conduct and Ethics and the Audit and Compensation Committee Charters are available at the Company’s website, www.harolds.com.   The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics by posting such amendments and waivers to its website.

Any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company’s Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company.  The Company’s Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company will establish the authenticity of any communication or concern before forwarding it to the addressee.  The Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

The Company requires that the non-management directors meet in executive session at least once each year and that the non-management directors have an opportunity to meet separately at each meeting of the Board, if desired.  The Non-Executive Chairman of the Board, currently Mr. Haslam, presides over these meetings.

The Board has adopted the independence criteria of the AMEX corporate governance rules to determine the independence of its directors.  These criteria are still being utilized despite the movement from AMEX to the OTCBB.  The Board has affirmatively determined that Messrs. Abrams, Haslam, Hinkley and Snyder and Ms. Gilliam are independent under these criteria.  In addition, the Board has determined that Messrs. Abrams and Snyder and Ms. Gilliam meet the independence requirements of the Securities and Exchange Commission for service on the Audit Committee.

During 2006, the Board of Directors met thirteen times, including telephonic meetings, and acted by written consent two times.  All incumbent directors attended at least 75% of the combined number of meetings of the Board of Directors and the committees on which they served.  The Company does not have a specific policy regarding Board members’ attendance at its annual meeting of shareholders, although, as a general rule, all directors usually attend such meeting.  All directors attended the 2006 annual meeting of shareholders.

Committees
The Company’s Board of Directors has two standing committees:  an Audit Committee and a Compensation Committee.

The Audit Committee’s functions include reviewing internal controls and approving the selection and retention of the Company’s independent registered public accounting firm, reviewing with such firm the plan for and results of its audit of the Company’s consolidated financial statements and determining the independence of such firm.  During 2006, the Audit Committee was comprised of Mr. Abrams, as Chair, Mr. Haslam and Ms. Gilliam until November 2006 when Mr. Haslam was replaced by Mr. Snyder.  The Audit Committee met six times during 2006, including quarterly meetings to discuss the Company’s quarterly financial statements and quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission.  The Board of Directors has determined that Mr. Abrams is a “financial expert,” as contemplated by the rules of the Securities and Exchange Commission.

The Compensation Committee’s function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements.  The Board has authorized the Compensation Committee to annually review and approve corporate goals and objectives relevant to our executive officer’s compensation, evaluate the performance of the officers in light of these goals and objectives and approve the amounts and individual elements of total compensation for the officers based on this evaluation.  The Compensation Committee is authorized to delegate some compensation decision-making authority to our CEO but did not do so in 2006.  No other executive officer has the authority to participate, and has not participated, in the determination of executive officer compensation.

In addition to its role in determining our executive officers’ compensation, the Compensation Committee has the authority to:

•
periodically evaluate and make recommendations to the Board regarding the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our compensation objectives as to participation, annual incentive awards, corporate financial goals, actual awards paid to our executive officers, and total funds reserved for payment under the compensation plans, if any.

•	periodically evaluate equity-related executive compensation plans and make recommendations to the Board based on the committee’s evaluation.

•
periodically evaluate and make recommendations to the Board regarding annual retainer and meeting fees for the Board and the committees of the Board and the terms and awards of any stock compensation for members of the Board.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms.  The Compensation Committee did not employ any consultants in 2006.  The Compensation Committee did not meet during 2006 because executive compensation issues were instead addressed by the full Board, including the hiring and related employment contract with Ronald S. Staffieri as Chief Executive Officer.  During 2006, the Compensation Committee was comprised of Mr. Haslam and Ms. Gilliam.

Prior to 2006, there was a Corporate Governance Committee.  However, in light of the Company’s movement from the AMEX to the OTCBB in 2006 as well as the controlling interest of the preferred shareholders the Corporate Governance Committee was dissolved in 2006.  The Corporate Governance Committee was formed during 2000, and its function was to oversee and assist the Board in connection with various management and corporate governance matters, as well as to assist the Board in selecting and screening nominees for the Board.  Currently, as previously discussed, holders of the Company’s Common Stock and Issued and Outstanding Preferred Stock must approve all of the candidates for the Company’s Board of Directors.  Accordingly, there is no need for a separate nominating or similar committee.

Compensation Committee Interlocks and Insider Participation
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Report of the Audit Committee
The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors and is reviewed at least annually by the Audit Committee.  Among other things, the charter specifies the scope of the Audit Committee’s responsibilities, including structure, processes and membership requirements.  The charter grants the sole authority for selection and retention of the Company’s independent registered public accounting firm to the Audit Committee.  A copy of the Audit Committee Charter as amended in 2005 is maintained on the Company’s web site at www.harolds.com.

In fulfilling its oversight responsibilities regarding the 2006 financial statements, the Audit Committee reviewed with Company management the audited financial statements.  The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  Additionally, the Audit Committee reviews all Form 10-K and Form 10-Q documents in advance of their filing by the Company.

The Audit Committee also reviewed the 2006 financial statements with the Company’s independent registered public accounting firm.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.  The review with the independent registered public accounting firm included a discussion of that firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 10 (Communications With Audit Committee).  In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for its respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee has also approved the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007.

Members of the Audit Committee:

James D. Abrams, Chairman
Margaret A. Gilliam
Leonard M. Snyder

Audit and Other Fees
For information regarding this matter, please see Part III, Item 14, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Director Compensation
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

PROPOSAL 3:
PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK

General
At the Annual Meeting, the shareholders of the Company will decide whether to adopt a proposed amendment to our Certificate of Incorporation (the “Amendment”), a copy of which is attached to this Proxy Statement as Appendix C.  The Amendment will increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 to 2,000,000 shares and increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 to 150,000,000 shares.

Pursuant to the terms of the respective Certificates of Designation for all of our authorized series of Preferred Stock, we are required to, at all times, reserve and keep available out of our authorized but unissued shares of Preferred Stock shares sufficient to permit the issuance of shares of Preferred Stock pursuant to any option or other right to acquire shares Preferred Stock or for the payment of dividends on the issued and outstanding shares of Preferred Stock in additional shares of Preferred Stock.  Additionally, we are required to, at all times, reserve and keep available out of our authorized but unissued shares of Common Stock shares sufficient to effect the conversion of all outstanding shares of Preferred Stock.

The Certificates of Designation for all of our authorized series of Preferred Stock also provide that if at any time the number of authorized but unissued shares of Preferred Stock or Common Stock are not be sufficient to effect the payment of dividends or conversion of all then outstanding shares of the Preferred Stock, we are required take the requisite corporate action necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.  The Company currently does not have requisite number of authorized shares of Preferred Stock or Common Stock to meet the obligations specified above.  The proposed Amendment, if approved by the shareholders, will allow us to meet our obligations under the terms of the Certificates of Designation.

Reasons for Shareholder Approval
Section 1077.B of the Oklahoma General Corporation Act requires shareholder approval for an amendment to our Certificate of Incorporation that has the effect of increasing or decreasing the number of shares of stock we are authorized to issue.  Because the proposed Amendment will increase the authorized shares of Common Stock and the authorized shares of Preferred Stock, approval by holders of shares of Common Stock and Preferred Stock is required.

Vote Required
Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of (i) Common Stock and Preferred Stock of the Company, voting together; (ii) Common Stock, voting separately as a class, and (iii) Preferred Stock, voting separately as a class.

If the holders of Common Stock voting as a class do not approve the proposed Amendment but the holders of Preferred Stock voting as a class approve the proposed Amendment and the holders of Common Stock and Preferred Stock voting together approve the proposed Amendment, the Amendment will be modified to increase the authorized shares of Preferred Stock only.  Because the Controlling Shareholders have indicated that they intend to vote their shares in favor of the Amendment, we do not anticipate that holders of a majority of the outstanding Preferred Stock voting as a class will vote against the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK

EXECUTIVE COMPENSATION AND OTHER INFORMATION
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
For information regarding this matter, please see Part III, Item 13, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
For information regarding this matter, please see Part III, Item 12, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
For information regarding this matter, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

VOTING AT ANNUAL MEETING
The director nominees receiving a plurality of the votes of the holders of Common Stock and 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock, voting together as a single class, the holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, the holders of the 2003-A Preferred Stock, voting as a separate class, the holders of the 2006-A Preferred Stock, voting as a separate class, or the holders of the 2007-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors.  Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold authority” with respect to any one or more nominees will not affect the outcome of the nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

The office of the Company’s Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting.  Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company’s Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes.  It is the Company’s policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting.  Abstentions will be treated as shares represented at the Annual Meeting for determining results on Proposals 1 and 3, which require approval by a majority vote but will not be considered on Proposal 2, which is determined by a plurality vote.  Shares represented by proxies returned by brokers where the broker’s discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy.  Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed, the Company became aware in September 2005 that the Company’s then-serving Interim Chief Executive Officer, Leonard Snyder, had been named as a defendant in a Securities and Exchange Commission civil action related to another company that previously employed Mr. Snyder as its Chief Executive Officer.  The Company advised its independent registered public accounting firm at the time, Ernst & Young LLP (“E&Y”), of this proceeding.  E&Y advised the Company’s Audit Committee that E&Y was unwilling to accept a management representation letter required to be signed by the Company’s Chief Executive Officer if Mr. Snyder remained as Chief Executive Officer.  The Audit Committee and the Board were aware of this position at the time the Board made the decision to retain Mr. Snyder as the Company’s Interim Chief Executive Officer.  As a result of this disagreement, E&Y resigned as the Company’s independent registered public accounting firm effective September 16, 2005.

The reports of E&Y on the Company’s consolidated financial statements for the two fiscal years ending January 29, 2005 and January 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  In connection with the audits of the Company’s consolidated financial statements for each of the two fiscal years ended January 29, 2005 and January 31, 2004, and in the subsequent interim period, other than the disagreement described above with respect to E&Y’s unwillingness to accept a management representation letter required to be signed by Mr. Snyder, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report.

On October 29, 2005, the Company and BDO Seidman, LLP (“BDO”) formally agreed that BDO would be engaged as the Company’s new independent registered accounting firm.  Such engagement was approved by the Company’s Audit Committee.  During the two fiscal years ended January 29, 2005 and January 31, 2004 and through October 29, 2005, the Company did not consult with BDO regarding (i) the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was the subject of a disagreement or reportable event with the former auditor except as described in the following paragraph.

The Company consulted with BDO with respect to its willingness to accept a management representation letter executed by the Company’s then-serving Interim Chief Executive Officer, which was the subject of a disagreement with the Company’s prior registered public accounting firm as disclosed above.  Until the term of his service as Interim Chief Executive Officer ended in October 2006, Mr. Snyder and his counsel periodically provided updates to the Board of Directors and BDO as to the status of the SEC’s civil action. Based upon the reports provided, BDO accepted Mr. Snyder’s signature on management representation letters.

BDO has been selected by the Audit Committee as the Company’s approved independent registered public accounting firm for 2007.  Representatives of BDO are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS AND NOMINATIONS
The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company’s Proxy Statement if they are received in a timely manner and if certain requirements are met.  For a shareholder proposal to be included in the Company’s Proxy Statement relating to the 2008 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later January 4, 2008.  In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2008 Annual Meeting of Shareholders is March 20, 2008.  As to all such matters of which the Company does not have notice as of March 20, 2008, discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2007 Annual Meeting.  All shareholder proposals should be delivered to Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

Because the Controlling Shareholders have the ability to control the election of all of our directors, we do not have a nominating or similar committee or policies relating to minimum qualifications for directors or consideration of nominees recommended or proposed by shareholders other than the Controlling Shareholders.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein.  If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

APPENDIX A

Proposed Amendment to

Effect the Reverse Stock Split

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect amendments to the Corporation’s Certification of Incorporation, as set forth below:

THIRTEENTH.  Immediately upon the effectiveness of this amendment to the Certificate of Incorporation (the “Reverse Split Effective Time”), each one thousand (1,000) shares of the Common Stock of the Corporation that are issued and outstanding immediately prior to the Reverse Split Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be combined, converted, reclassified and changed into (the “Reverse Split”) one (1) fully paid and nonassessable share of Common Stock, except that holders of Common Stock who otherwise would be entitled to receive only a fractional interest in less than one share of Common Stock (an “Unattached Fractional Interest”) as a result of the Reverse Split shall be entitled to receive in lieu of such Unattached Fractional Interest, a cash payment in an amount equal to the product calculated by multiplying one thousand (1,000) times the fair value (“Fair Value”) of one (1) share of Common Stock immediately prior to the Reverse Split Effective Time by the decimal equivalent of such Unattached Fractional Interest.  As of the Reverse Split Effective Time, no such Unattached Fractional Interest held by such a holder shall be issued and outstanding.  The Fair Value shall be equal to $0.30 per share of Common Stock issued and outstanding immediately before the Reverse Split Effective Time.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act and shall take effect at 5:00 P.M., Central Time, on the date of the filing of this Amended Certificate of Incorporation.

HAROLD’S STORES, INC. By: ____________, _________
ATTEST:

__________, __________

A-1

APPENDIX A CONTINUED

Proposed Amendment to

Effect the Forward Stock Split

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect amendments to the Corporation’s Certification of Incorporation, as set forth below:

FOURTEENTH.  Immediately upon the effectiveness of this amendment to the Certificate of Incorporation (the “Forward Split Effective Time”), each share of Common Stock that is issued and outstanding immediately prior to the Forward Split Effective Time (which shall not include any fractional interest in less than one share of Common Stock (an “Unattached Fractional Interest”) held by a holder of Common Stock who is entitled to receive a cash payment in lieu of such Unattached Fractional Interest pursuant to the terms of the Reverse Split) shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be changed into one thousand (1,000) fully paid and nonassessable shares of Common Stock.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act and shall take effect at 5:01 P.M., Central Time, on the date of the filing of this Amended Certificate of Incorporation.

HAROLD’S STORES, INC. By: ____________, _________
ATTEST:

__________, __________

A-2

APPENDIX B

Fairness Opinion of Southwest Securities, Inc.

May 11, 2007

Board of Directors
Harold’s Stores, Inc.
5919 Maple Avenue
Dallas, Texas 75235

Members of the Board of Directors:

Harold’s Stores, Inc. (the “Company”) proposes to effect a reverse stock split of its common stock in which the holders of less than one share following the reverse stock split will receive cash in lieu of their fractional shares (the “Reverse Stock Split”).  We were engaged by a special committee of the board of directors of the Company (the “Special Committee”) to provide advisory services in connection with the proposed Reverse Stock Split.  The Special Committee has requested our opinion as to the fairness from a financial point of view to common stockholders of the Company other than RonHow, LLC and its affiliates (the “Non-controlling Shareholders”) of the $0.30 per pre-Reverse Stock Split share to be paid in lieu of their fractional shares.

Southwest Securities, Inc. (“SWS”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the board of directors of the Company in connection with the Reverse Stock Split and will receive a fee for our services.  The opinion fee is not contingent upon the consummation of the Reverse Stock Split.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  In the ordinary course of business, SWS may, for its own account and the accounts of its customers, trade the securities of the Company and, accordingly, may hold a long or short position in such securities.

In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed a draft of the proxy statement of the Company pertaining to the Reverse Stock Split (the “Proxy Statement”); (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company; (iv) visited certain facilities and the business offices of the Company; (v) reviewed current and historical market prices and trading activity of the Common Stock of the Company; (vi) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to the Company and the Reverse Stock Split; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates.  We have further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.  The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information.  We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such valuations or appraisals.  Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.  We have also assumed that the Reverse Stock Split will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft Proxy Statement reviewed by us, without any regulatory restrictions, conditions, amendments or modifications.

Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date.  We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with consideration of the Reverse Stock Split.  At the Special Committee’s request, we are providing the opinion to the board of directors of the Company.  Copies of this opinion may be included in the Proxy Statement and shown or provided to stockholders of the Company and any properly interested regulatory agencies (such as the Securities and Exchange Commission) in connection with the Reverse Stock Split; however, copies may not be shown or provided to any other person (except attorneys and accountants for the Company) without the prior written approval of SWS.  Further, this opinion may not be quoted in part, paraphrased, summarized or described in any writing, including the Proxy Statement, provided to any person who is not an employee or director of the Company or an attorney or accountant for the Company without the prior written approval of that portion of such writing by SWS.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Reverse Stock Split or the relative merits of the Reverse Stock Split compared to any alternative business strategy in which the Company might engage.  Our opinion addresses solely the fairness of the consideration to be paid in lieu of fractional shares in the Reverse Stock Split.  We are not expressing any opinion herein as to the prices or price ranges at which the Company’s common stock has traded or may trade in the future.  This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Reverse Stock Split or any other matter being voted upon by the Company’s stockholders.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be paid in lieu of fractional shares in the Reverse Stock Split  is fair, from a financial point of view, to the Non-controlling Shareholders, including both the shareholders that will receive such consideration and the shareholders that will not receive such consideration.

Very truly yours, SOUTHWEST SECURITIES, INC. By: /s/ Richard L. Davis Richard L. Davis Managing Director and Senior Vice President

APPENDIX C

Proposed Amendment to

Increase the Authorized Shares of

Common Stock and Preferred Stock

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect an amendment to the Corporation’s Certification of Incorporation, as set forth below:

The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

FOURTH.  The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty-two Million (152,000,000), consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share, and Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share.

The remaining paragraphs of Article FOURTH shall remain unchanged by this amendment.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.

HAROLD’S STORES, INC. By: ____________, _________
ATTEST:

__________, __________

C-1

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HAROLD’S STORES, INC.

5919 MAPLE AVENUE

DALLAS, TX 75235

(214) 366-0600

The undersigned hereby appoints __________ and ______________, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Harold’s Stores, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on _______ __, 2007, or any reconvention thereof.

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.  Please mark your votes as indicated in this example:  ☒
		FOR	AGAINST	WITHHOLD AUTHORITY
Item 1a.	Amendment to Certificate of Incorporation to effect reverse stock split	☐	☐
Item 1b.	Amendment to Certificate of Incorporation to effect forward stock split	☐	☐
Item 2.	Election of Directors
To be elected by holders of 2001-A and 2002-A Preferred Stock:
	Robert L. Anderson	☐	☐	☐
	William E. Haslam	☐	☐	☐
To be elected by holders of 2003-A Preferred Stock:
	Margaret Gilliam	☐	☐	☐
To be elected by holders of 2006-A Preferred Stock:
	Leonard M. Snyder	☐	☐	☐
To be elected by holders of 2007-A Preferred Stock:
	Clark J. Hinkley	☐	☐	☐
	Ronald S. Staffieri	☐	☐	☐
To be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock:
	James D. Abrams	☐	☐	☐
Item 3.	Amendment to Certificate of Incorporation to increase authorized stock	☐	☐

Signature page for this Proxy follows this page.

PROXY SIGNATURE PAGE

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.  If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the board.  As to Items 1 through 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR the nominees listed in Item 2 and FOR the approval of all other Items.

Signature(s) Date

NOTE:                      Please sign as name appears hereon.  Only one joint owner is required to sign.  When signing as attorney, administrator, trustee or guardian, please give full title as such.

APPENDIX

The Company will release the Definitive Proxy Statement on or about October 18, 2007, subject to further review by the Securities and Exchange Commission.